01125-01/0/ck /2
                                                     Notary Deed No. 7 Year 2001
                                                     ---------------------------


                                [GRAPHIC OMITTED]

                               N E G O T I A T E D

          in Frankfurt am Main, Eschersheimer Landstra(beta)e 25 - 27, on 26th April 2001
                               ------------------

             Before me, the undersigning Lawyer Dr. Stefan Reinhart
                         as notary deputy of the notary

                                Dr. Ulrich Fritze

           in the district of the Oberlandesgericht Frankfurt am Main with his offices in Frankfurt am Main
appeared today:


1.   Herr Udo Zimmer, Dipl.-Betriebswirt
     business office in Wilhelm-Leuschner-Stra(beta)e 9-11,
     60329 Frankfurt am Main


identifying himself by identity card issued by F.R.G.
declaring not to act on his own behalf but as "Vorstandsmitglied" of AUGUSTA Technologie AG, Frankfurt am Main, registered in the Commercial Register at the Amtsgericht Frankfurt am Main no. HRB 41371.

                              - in the following "Vendor-company" or "Augusta" -

The notary deputy has inspected the Commercial Register at the local court in Frankfurt today and certifies that AUGUSTA Technologie AG, Frankfurt am Main, is registered there under the number HRB 41371. The appeared person as of 1) is however not severally entitled to act on behalf of Augusta. He therefore submitted the original of a board resolution stating that he is entitled to act severally on behalf of Augusta in respect to the sale of all shares of KORONA Haushaltswaren GmbH & Co. KG and KORONA Haushaltswaren GmbH which was attached to this deed.

The notary deputy cautioned the parties that he can therefore not certify that Augusta is properly represented by the appeared person as of 1). The parties nevertheless insisted on the notarisation of the document.

2. Mrs. Kit Teng Pang, born May 31st, 1962, business office at 3 Salisbury Road, Tsimshatsui, Kln.
     Unit 1106-1110, 11/F., Star House, Hong Kong

identifying herself by official passport of Portugal,

declaring not to act on their own behalf but with full power of attorney on behalf of Bonso Electronics International Inc., a British Virgin Islands international business corporation, having its address at 3 Salisbury Road, Tsimshatui Kowloon, Hong Kong (as above).

                                         - in the following "Buyer" or "BONSO" -

The deputy notary deputy advised those appearing that he has before him no evidence of the existence of BONSO nor of the powers of representation of the person appearing at 2) and that to this extent he cannot check the existence of the Buyer and the power of representation of the person at 2) appearing on behalf of the Buyer. Advised of the inherent risks the appearing persons requested nevertheless immediate notarisation.

The appearing persons asked the notary deputy to notarise the document in the English language. The persons appearing have stated that they are capable of understanding English. The notary deputy has satisfied himself that the person appearing are capable of understanding the English language.

The notary deputy asked about a prior involvement (Vorbefassung) in the meaning of ss. 3 subsection 1 Nr. 7 BeurkG (Law of Notarisation). Such an involvement was denied by the appearing persons on behalf of the parties they represent.

The notary deputy advised the parties appearing that the following agreement refers to the notarial deed UR 4/2001 of notary Dr. Fritze and documents contained therein, a certified copy of which has been handed out to each of the persons appearing. The persons appearing declared that they waive their right to have the content of the documents read out by the notary (section 13a subsection 1 Beurkundungsgesetz) and that they also waive that the reference deed shall be attached to this deed (sec. 13a subsec. 2 Beurkundungsgesetz).

The notary also cautioned the parties that the reference deed and the documents contained therein is treated as if it were part of this deed.


The appearing persons asked for notarisation of the following:



                            STOCK PURCHASE AGREEMENT


                                     BETWEEN

                      BONSO ELECTRONICS INTERNATIONAL INC.

                                       AND

                             AUGUSTA TECHNOLOGIE AG


                                 April 25, 2001

                                TABLE OF CONTENTS

1.  Definitions...............................................................6
2.  Purchase and Sale of Korona Shares.......................................11
    (a)  Purchase and Sale...................................................11
    (b)  Payment at Closing..................................................11
    (c)  Intentionally omitted...............................................11
    (d)  Escrow Accounts.....................................................12
    (e)  Purchase Price Adjustment...........................................12
    (f)  The Closing.........................................................14
    (g)  Deliveries at the Closing...........................................14
    (h)  Transaction Effective Date..........................................15
3.  Representations and Warranties Concerning the Transaction................15
    (a)  Representations and Warranties of Augusta...........................15
    (b)  Representations and Warranties of Buyer.............................16
4.  Representations and Warranties Concerning Korona.........................18
    (a)  Organization, Qualification, and Corporate Power....................19
    (b)  Capitalization......................................................19
    (c)  Noncontravention....................................................19
    (d)  Brokers' Fees.......................................................20
    (e)  Title to Assets.....................................................20
    (f)  Subsidiaries........................................................20
    (g)  Financial Statements................................................20
    (h)  Events Subsequent to Most Recent Fiscal Year End....................21
    (i)  Undisclosed Liabilities.............................................22
    (j)  Legal Compliance....................................................23
    (k)  Tax Matters.........................................................23
    (l)  Real Property.......................................................24
    (m)  Intellectual Property...............................................26
    (n)  Sufficiency of Assets...............................................27
    (o)  Inventory...........................................................27
    (p)  Contracts...........................................................27
    (q)  Accounts Receivable.................................................29
    (r)  Powers of Attorney..................................................29
    (s)  Insurance...........................................................29
    (t)  Litigation..........................................................29
    (u)  Product Warranty....................................................29
    (v)  Product Liability...................................................29
    (w)  Employees...........................................................29
    (x)  Guaranties..........................................................29
    (y)  Environment, Health, and Safety.....................................30
    (z)  Certain Business Relationships with Korona..........................30
5.  Pre-Closing Covenants....................................................30
    (a)  General.............................................................30
    (b)  Notices and Consents................................................31
    (c)  Operation of Business...............................................31
    (d)  Preservation of Business............................................31
    (e)  Full Access.........................................................31
    (f)  Notice of Developments..............................................31
    (g)  Exclusivity.........................................................31
    (h)  Guarantee of Buyer..................................................32

6.  Post-Closing Covenants...................................................32
    (a)  General.............................................................32
    (b)  Litigation Support..................................................32
    (c)  Transition..........................................................32
    (d)  Confidentiality.....................................................32
    (e)  Covenant Not to Compete.............................................33
    (f)  Redemption of Shares................................................33
    (g)  Retention of Books and Records......................................33
    (h)  Rule 144............................................................34
    (i)  Spin Off of RISO....................................................34
    (j)  Repayment of the Shareholder Loans..................................34
    (k)  Purchase of Warehouse...............................................34
    (l)  Corporate filings...................................................34
7.  Conditions to Obligation to Close........................................35
    (a)  Conditions to Obligation of Buyer...................................35
    (b)  Conditions to Obligation of Augusta.................................36
8.  Remedies for Breaches of This Agreement..................................37
    (a)  Survival of Representations and Warranties..........................37
    (b)  Indemnification Provisions for Benefit of Buyer.....................37
    (c)  Indemnification Provisions for Benefit of Augusta...................38
    (d)  Limitation of Indemnification.......................................38
    (e)  Matters Involving Third Parties.....................................39
    (f)  Determination of Adverse Consequences...............................40
    (g)  Other Indemnification Provisions....................................40
9.  Tax Matters..............................................................40
    (a)  Tax Periods Ending on or Before the Closing Date....................40
    (b)  Tax Periods Beginning Before and Ending After the Closing Date......40
    (c)  Cooperation on Tax Matters..........................................41
    (d)  Tax Sharing Agreements..............................................42
    (e)  Certain Taxes.......................................................42
10. Termination..............................................................43
    (a)  Termination of Agreement............................................43
    (b)  Effect of Termination...............................................43
11. Miscellaneous............................................................44
    (a)  Consulting Services.................................................44
    (b)  Press Releases and Public Announcements.............................44
    (c)  No Third Party Beneficiaries........................................44
    (d)  Entire Agreement....................................................44
    (e)  Succession and Assignment...........................................44
    (f)  Counterparts........................................................44
    (g)  Headings............................................................44
    (h)  Notices.............................................................44
    (i)  Governing Law.......................................................46
    (j)  Dispute Resolution; Arbitration.....................................46
    (k)  English Language....................................................46
    (l)  Amendments and Waivers..............................................47
    (m)  Severability........................................................47
    (n)  Expenses............................................................47
    (o)  Construction........................................................47

                            STOCK PURCHASE AGREEMENT

     This Stock Purchase Agreement (this "Agreement") is entered into on April 25, 2001, by and between Bonso Electronics International Inc., a British Virgin Islands international business corporation ("Buyer"), and Augusta Technologie AG, a German stock company ("Augusta"). Buyer and Augusta are each referred to as a "Party" and collectively referred to as the "Parties" herein.

                                    RECITALS

     A. Augusta is the sole limited partner (with a capital contribution of DEM 1,000,000) of KORONA Haushaltswaren GmbH & Co. KG, Moringen, a German limited partnership (Amtsgericht (lower district court) Northeim, HRA 837) (hereinafter "Korona"). Sole general partner of Korona is KORONA Haushaltswaren GmbH, Frankfurt am Main (Amtsgericht Frankfurt am Main HRB 42322) (hereinafter the "General Partner"). Augusta owns 100% of the shares of the General Partner, namely one share in the nominal amount of DEM 50,000.

     B. Buyer proposes to purchase Augusta's equity interest in Korona consisting of all of the limited partnership interests in Korona and the sole share of the General Partner.

     C. This Agreement contemplates a transaction in which Buyer will purchase from Augusta, and Augusta will sell and transfer to Buyer, all of the equity interest in Korona (as described above) in return for cash and shares of Buyer's common stock.

     D. Buyer will purchase the shares of the General Partner Korona from Augusta through a newly formed wholly-owned British Virgin Islands international business corporation ("Newco").

     NOW, THEREFORE, in consideration of the premises and the mutual promises made herein, and in consideration of the representations, warranties, and covenants contained herein, the Parties agree as follows:

1.   Definitions.

     (a) "Accounting Firm" has the meaning specified in ss.2(e)(iii).

     (b) "Adjusted Purchase Price has the meaning specified in ss.2(e)(iv).

     (c) "Adverse Consequences" means all actions, suits, proceedings, investigations, charges, complaints, claims, demands, injunctions, judgments, orders, decrees, rulings, damages, dues, penalties, fines, costs, amounts paid in settlement, Liabilities, obligations, Taxes, liens, losses, expenses, and fees, including court costs and reasonable attorneys' fees and expenses.

     (d) "Affiliate" (and, with a correlative meaning, "Affiliated") shall mean, with respect to any Person, any other Person that directly, or through one or more intermediaries, controls or is controlled by or is under common control with such first Person. For the purpose of this definition and of the definition of the term "Subsidiary", "control" (including, with correlative meanings, "controlled by" and "under common control with") means possession, directly or indirectly, of the power to direct or cause the direction of management or policies, whether through ownership of securities or other ownership interests, by contract or otherwise.

     (e) "Ancillary Documents" has the meaning specified in ss.11(j)(ii).

     (f) "Applicable Rate" means the EUROLIBOR for a three-month period as announced from time to time plus 1.5% per annum.

     (g) "Augusta Escrow Account" has the meaning specified in ss.2(d).

     (h) "Base Purchase Price" is U.S. $ 4,200,000

     (i) "Basis" means any past or present fact, situation, circumstance, status, condition, activity, practice, plan, occurrence, event, incident, action, failure to act, or transaction that forms or could form the basis for any specified consequence.

     (j) "Business Day" means a day on which the securities in question are traded on the Nasdaq National Market System.

     (k) "Buyer" has the meaning set forth in the preface above.

     (l) "Buyer Escrow Account" has the meaning specified in ss.2(d).

     (m) "Cash Consideration" has the meaning specified in ss.2(b).

     (n) "Closing" has the meaning set forth in ss.2(f) below.

     (o) "Closing Balance Sheet" has the meaning specified in ss.2(e)(i).

     (p) "Closing Date" has the meaning set forth in ss.2(f) below.

     (q) "Closing Net Book Value" has the meaning specified in ss.2(e)(v).

     (r) "Closing Total Assets" has the meaning specified in ss.2(e)(v).

     (s) "Closing Total Liabilities" has the meaning specified in ss.2(e)(v).

     (t) "Confidential Information" means any information concerning the businesses (including the strategy), financial information, customer information and product information of Korona that is not generally available to the public.

     (u) "Conversion Price" shall mean the average of the reported closing market prices of Buyer's common stock on the Nasdaq National Market System during the 30-trading day period ending two Business Days prior to the Closing; provided, however, that (i) if such average of the reported closing market prices shall be lower than U.S.$8.00, the Conversion Price shall equal U.S.$8.00 and (ii) if such average of the reported closing market prices shall be higher than U.S.$10.00, the Conversion Price shall equal U.S.$10.00.

     (v) "Disclosure Schedule" has the meaning set forth in ss.4 below and is attached as Exhibit D to the Reference Deed.

     (w) "DEM" means the lawful money of the Federal Republic of Germany.

     (x) "Dollar" and the sign "$" mean the lawful money of the United States.

     (y) "Doubtful Receivables" has the meaning specified in ss.2(e)(vi).

     (y(1)) "Effective Date" means May 1, 2001.

     (z) "Environmental, Health, and Safety Laws" means all German laws (including rules, regulations, codes, injunctions, judgments, orders and decrees thereunder) concerning pollution or protection of the environment, public health and safety, or employee health and safety, including laws relating to emissions, discharges, releases, or threatened releases of Hazardous Substances into ambient air, surface water, ground water, or lands or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport, or handling of Hazardous Substances, in each case as in effect on the date of this Agreement.

     (aa) "Escrow Accounts" means the Augusta Escrow Account and Buyer Escrow Account.

     (bb) "Estimated Closing Net Book Value" has the meaning specified in ss.2(e)(i).

     (cc) "Euro Currency Exchange Rate" means the European Central Bank Reference Rate of the Dollar as announced by the European Central Bank in Frankfurt at the Closing Date.

     (dd) "Financial Statement" has the meaning set forth in ss.4(g) below and is attached as Exhibit B to the Reference Deed.

     (ee) "GAAP" means German generally accepted accounting principles in accordance with the German Commercial Code ("Handelsgesetzbuch") as in effect
(i) with respect of the Financial Statements as of the respective dates of such Financial Statements, and (ii) otherwise, as of the date of this Agreement.

     (ff) "Government Filing" has the meaning specified in ss.3(a).

     (gg) "Hazardous Substance" means any substances or materials defined as "hazardous substances", "hazardous wastes", "toxic substances", "toxic wastes", "solid wastes", or words of similar import in any applicable German environmental laws, as presently in effect.

     (hh) "ICC Rules" has the meaning specified in ss.11(j)(ii).

     (ii) "Indemnified Party" has the meaning set forth in ss.8(e) below.

     (jj) "Indemnifying Party" has the meaning set forth in ss.8(e) below.

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     (kk) "Initial Payment" shall mean the Base Purchase Price (A) plus an amount, if any, equal to the amount by which the Estimated Closing Net Book Value exceeds the Target Amount or (B) minus an amount, if any, equal to the amount by which the Target Amount exceeds the Estimated Closing Net Book Value; provided, that any amount in DEM shall be converted into Dollars based on the Euro Currency Exchange Rate as of the Closing Date.

     (ll) "Intellectual Property" means (a) all patents, trademarks, service marks, trade dress, logos, trade names, and corporate names, including all appurtenant goodwill associated with such names and marks, and all applications, registrations, and renewals in connection therewith, (b) all copyrights, and all applications, registrations, and renewals in connection therewith, (c) all mask works and all applications, registrations, and renewals in connection therewith,
(d) all trade secrets and know-how and (e) all computer software (including data and related documentation).

     (mm) "Knowledge" with respect to Buyer or Augusta means actual knowledge after reasonable investigation of the members of the board of directors of such Party at the date of this Agreement.

     (nn) "Korona Shares" means the entire equity interest in Korona, consisting of all of the limited partnership interests in Korona and the sole share of the General Partner.

     (oo) "Liability" means any liability (whether known or unknown, whether asserted or unasserted, whether absolute or contingent, whether accrued or unaccrued, whether liquidated or unliquidated, and whether due or to become due), including any liability for Taxes.

     (pp) "Material Adverse Effect" means any material adverse change in or effect on the business, results of operations or financial condition of Korona taken as a whole.

     (qq) "Material Subsidiary" or "Material Subsidiaries" means any "significant subsidiary" as defined under Regulation S-X of the Securities Exchange Act of 1934, as amended.

     (rr) "Most Recent Balance Sheet" means the balance sheet contained within the Most Recent Financial Statements.

     (ss) "Most Recent Financial Statements" has the meaning set forth in ss.4(g) below.

     (tt) "Most Recent Fiscal Year End" has the meaning set forth in ss.4(g) below.

     (uu) "Notice of Disagreement" has the meaning specified in ss.2(e)(ii).

     (vv) "Ordinary Course of Business" means the ordinary course of business consistent with past custom and practice (including with respect to quantity and frequency).

     (ww) "Party" or "Parties" has the meaning set forth in the preface above.

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     (xx) "Person" means an individual, a partnership, a corporation, an association, a joint stock company, a trust, a joint venture, an unincorporated organization, or a governmental entity (or any department, agency, or political subdivision thereof).

     (yy) "Promissory Note" has the meaning specified in ss.6(f) and is attached as Exhibit C to the Reference Deed.

     (zz) "Purchase Price" shall mean the Base Purchase Price (A) plus an amount, if any, equal to the amount by which the Closing Net Book Value exceeds the Target Amount or (B) minus an amount, if any, equal to the amount by which the Target Amount exceeds the Closing Net Book Value; provided, that any amount in DEM shall be converted into Dollars based on the Euro Currency Exchange Rate as of the Closing Date.

     (aaa) "Receivables Adjustment" has the meaning specified in ss.2(e)(vi).

     (bbb) "Reference Deed" means the notarised deed notarised on April 25, 2001 (UR 4/2001 of Notary Dr. Fritze) which contains all Exhibits and Annexes to this Agreement, except the "Darlehensvereinbarung" and the "Guarantee" which are attached to this deed.

     (ccc) "Registration Rights Agreement" has the meaning specified in ss.2(g) and is attached as Exhibit A to the Reference Deed.

     (ddd) "Restricted Common Stock" means Buyer's common stock, par value US $0.003 per share, the issuance of which to Augusta has not been registered under the Securities Act.

     (eee) "RISO" means R.I.S.O. Haushaltswaren GmbH, Moringen (Amtsgericht Northeim, HRB 1109).

     (fff) "SEC" has the meaning set forth in ss.6(h).

     (ggg) "SEC Documents" means all reports, schedules, registration statements and other documents (including all exhibits and schedules thereto) required to be filed by Buyer with the SEC on or after December 31, 1999.

     (hhh) "Securities Act" means the U.S. Securities Act of 1933, as amended.

     (iii) "Securities Exchange Act" means the U.S. Securities Exchange Act of 1934, as amended.

     (jjj) "Security Interest" means any mortgage, pledge, lien, encumbrance, charge, or other security interest other than (a) mechanic's, materialmen's, and similar liens, (b) liens for Taxes not yet due and payable, (c) purchase money liens and liens securing rental payments under capital lease arrangements, (d) other liens arising in the Ordinary Course of Business and not incurred in connection with the borrowing of money and (e) all similar encumbrances provided for under German law.

     (kkk) "Shares" has the meaning specified in ss.3(b)(v)(3).

     (lll) "Specified Lien" means the land charge ("Grundschuld") in favor of Commerzbank AG, Gottingen, registered in the land register ("Grundbuch") of Moringen, Bl. 2947, Fl. 48, Flst. 75/1, 7092qm and B1.2947, Fl. 48, Flst. 74/1,
64qm in the amount of DEM 2,000,000.

     (mmm) "Stock Consideration" has the meaning specified in ss.2(b).

     (nnn) "Subsidiary" means, with respect to any specified Person, any other Person which, directly or indirectly, is controlled by such Person.

     (ooo) "Target Amount" means DEM 3,000,000 based on U.S. GAAP.

     (ppp) "Tax" means any federal, state, local, or foreign income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental, customs duties, capital stock, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, sales, use, transfer, value added, trade taxes ("Gewerbesteuer"), or other tax of any kind whatsoever, imposed by any federal, state, local or foreign governmental authority, including any interest, penalty, or addition thereto, whether disputed or not.

     (qqq) "Tax Return" means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

     (rrr) "Third Party Claim" has the meaning set forth in ss.8(e) below.

     (sss) "U.S. GAAP" means United States generally accepted accounting principles, as in effect from time to time.

2.   Purchase and Sale of Korona Shares.

     (a) Purchase and Sale. On the terms and subject to conditions set forth in this Agreement, Augusta agrees to sell and transfer to Buyer, Buyer agrees to purchase and accept from Augusta, all of the Korona Shares owned by Augusta for the Purchase Price.

     (b) Payment at Closing. On the Closing Date, Buyer shall deliver to Augusta
(x) 65% of the Initial Payment in immediately available U.S. funds (the "Cash Consideration") by wire transfers to (A) the Augusta Escrow Account of such portion of the Cash Consideration as set forth in ss.2(d) and (B) a bank account designated by Augusta in a written notice given to Buyer at least two Business Days prior to the Closing of the remaining portion of the Cash Consideration minus the amount withheld pursuant to ss.2(e)(vi) (the "Withholding") (if any), and (y) one or more certificates registered in the name of Augusta representing that number of fully paid and nonassessable shares of Buyer's Restricted Common Stock (the "Stock Consideration") equal to (i) 35% of the Initial Payment, divided by (ii) the Conversion Price, provided that the certificate representing the portion of the Stock Consideration to be placed in escrow pursuant to ss.2(d) will directly be placed in the Augusta Escrow Account. The Stock Consideration will be "restricted," as that term is defined in Rule 144 adopted under the Securities Act and subject to the Registration Rights Agreement attached as Exhibit A to the Reference Deed.

     (c) Intentionally omitted.

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     (d) Escrow Accounts. At the Closing, Buyer shall deliver, or cause to be delivered, 12% of the Stock Consideration and 12% of the Cash Consideration (it being understood that the aggregate value of the Augusta Escrow Account will be in any event not less than DEM 1,000,000 computed based on the Conversion Price) to be held in escrow to the escrow account to be established at a bank or law firm proposed by Augusta with Buyer's consent (the "Augusta Escrow Account"). At the Closing, Buyer shall remit the funds of the Withholding to be held in escrow in the escrow account to be established at a bank or law firm proposed by Buyer with Augusta's consent (the "Buyer Escrow Account") as provided for in ss.2(e)(vi) below. Buyer Escrow Account and the cash portion of the Augusta Escrow Account shall be interest bearing and all interest income, after deduction of all fees and applicable Taxes, will be allocated one half to Augusta and one half to Buyer. The Escrow Accounts shall be closed no later than six months after the Closing Date and any balance or Stock Consideration remaining in the respective Escrow Account shall be distributed to Buyer and Augusta as provided herein.

     (e) Purchase Price Adjustment. (i) Not later than two (2) Business Days prior to the Closing Date, Augusta shall prepare and deliver to Buyer a balance sheet of Korona dated April 30, 2001 in accordance with GAAP and in a manner consistent with that used to prepare the Financial Statements and reconciled to U.S. GAAP (the "Closing Balance Sheet"), providing an estimate of the Closing Net Book Value (the "Estimated Closing Net Book Value") based on U.S. GAAP.

          (ii) During the 60-day period following Buyer's receipt of the Closing Balance Sheet, Buyer and (if applicable) Buyer's designated independent auditors shall be permitted to review and make copies reasonably required of (x) the working papers of Korona and, if relevant, its independent auditors relating to the preparation of the Closing Balance Sheet and (y) any supporting schedules, supporting analyses and other supporting documentation relating to the preparation of the Closing Balance Sheet. The Closing Balance Sheet shall become final and binding upon the Parties on the sixtieth day following delivery thereof, unless Buyer gives written notice of disagreement with the Closing Balance Sheet ("Notice of Disagreement") to Augusta prior to such date. Any Notice of Disagreement shall (A) specify in reasonable detail the nature of any disagreement so asserted, (B) only include disagreements based on mathematical errors or based on Closing Net Book Value not being calculated in accordance with this ss.2(e), (C) be accompanied by a certificate of Buyer that it has complied with the covenants set forth in this ss.2(e) and (D) if Buyer's independent auditors are engaged by Buyer in connection with the preparation of the Notice of Disagreement, be accompanied by a certificate of Buyer's independent auditors that they concur with each of the positions taken by Buyer in the Notice of Disagreement. If a Notice of Disagreement complying with the preceding sentence is received by Augusta in a timely manner, then the Closing Balance Sheet (as revised in accordance with clause (I) or (II) below) shall become final and binding upon the parties on the earlier of (I) the date Augusta and Buyer resolve in writing any differences they have with respect to the matters specified in the Notice of Disagreement or (II) the date any disputed matters are finally resolved in writing by the Accounting Firm (as defined below).

          (iii) During the 60-day period following Augusta's receipt of a Notice of Disagreement that complies with the preceding paragraph, Buyer and Augusta shall seek in good faith to resolve in writing any differences which they may have with respect to the matters specified in the Notice of Disagreement. During such period Augusta and its independent auditors shall be permitted to review and make copies reasonably required of (x) the working papers of Buyer and, if relevant, Buyer's designated independent auditors (if any) relating to the preparation of the Notice of Disagreement and (y) any supporting schedules, supporting analyses and other supporting documentation relating to the preparation of the Notice of Disagreement. If, at the end of such 60-day period, the differences as specified in the Notice of Disagreement are not resolved, Augusta and Buyer shall submit to an independent accounting firm (the "Accounting Firm") for review and resolution any and all matters which remain in dispute and which are properly included in the Notice of Disagreement. The Accounting Firm shall be the Frankfurt office of Deloitte Touche (or an other mutually acceptable independent public accounting firm and office agreed upon by the Parties in writing). Augusta and Buyer shall use reasonable efforts to cause the Accounting Firm to render a decision resolving the matters in dispute within 30 days following the receipt of the submission of such matters by the Accounting Firm. Upon receipt by Augusta and Buyer of such decision, either Augusta and Buyer may request that judgment be entered upon the determination of the Accounting Firm in any court having jurisdiction over the party against which such determination is to be enforced. Except as specified in the following sentence, the cost of any dispute resolution procedure (including the fees and expenses of the Accounting Firm) pursuant to this ss.2(e) shall be borne by Augusta, on the one hand, and Buyer, on the other hand, in inverse proportion as they may prevail on matters resolved by the Accounting Firm, which proportionate allocations shall be determined by the Accounting Firm at the time the decision of the Accounting Firm is rendered on the merits of the matters submitted. The fees and expenses of the Augusta's independent auditors (if any) incurred in connection with the issuance of the Closing Balance Sheet shall be borne by Augusta, and the fees and expenses of the independent auditors of Buyer incurred in connection with their review of the Closing Balance Sheet shall be borne by Buyer.

          (iv) If the Purchase Price is greater than the Initial Payment, Buyer shall, within 10 Business Days after the Closing Balance Sheet becomes final and binding upon the Parties, make payment to Augusta equal to the amount of such difference, together with interest earned thereon, calculated on the basis of the actual number of days elapsed and a 365-day year, from the Closing Date to the date of actual payment, compounded annually, by delivering to Augusta (A) 65% of such difference and the accrued interest in immediately available U.S. funds by wire transfer and (B) a certificate registered in the name of Augusta representing that number of fully paid and nonassessable shares of Buyer's Restricted Common Stock equal to (x) 35% of such difference and the accrued interest, divided by (y) the Conversion Price. If the Initial Payment is greater than the Purchase Price, Augusta shall, within 10 Business Days after the Closing Balance Sheet becomes final and binding upon the parties, make payment to Buyer equal to the amount of such difference, together with interest earned thereon, calculated on the basis of the actual number of days elapsed and a 365-day year, from the Closing Date to the date of actual payment, compounded annually, by delivering (I) 65% of such difference and the accrued interest in immediately available U.S. funds by wire transfer and (II) Stock Consideration equal to (1) 35% of such difference and the accrued interest, divided by (2) the Conversion Price computed using the Conversion Price applied to determine the Stock Consideration. Any Payment obligation of Augusta pursuant to the proceeding sentence shall be satisfied by releasing first the founds and the stock consideration held in the Augusta Escow amount. Any remaining balance in the Augusta Escow account after the Purchase Price adjustment pursuant to ss.2(e), (i)-(v) shall be paid out of Austria.

          (v) The term "Closing Net Book Value" means Closing Total Assets minus Closing Total Liabilities (in each case as defined below). The term "Closing Total Assets" means the total assets of Korona as of April 30, 2001, determined in accordance with GAAP and reconciled to U.S. GAAP. The term "Closing Total Liabilities" shall mean the sum of (x) total Liabilities of Korona as of April 30, 2001 (A) determined in accordance with GAAP and (B) determined in a manner consistent with the determination of Liabilities of Korona for purposes of the balance sheet of Korona at December 31, 2000 included in the Financial Statements and reconciled to U.S. GAAP (it being understood and agreed that any conflict between the principles specified in clauses (A) and (B) shall be determined in the manner that would result in the greatest amount of Liabilities), plus (y) any Liabilities arising upon the occurrence of, or as a result of the consummation of, the Closing.

          (vi) Notwithstanding the foregoing, the Purchase Price shall be adjusted in the amount of outstanding Korona's Doubtful Receivables (the "Receivables Adjustment") as described in this clause (vi). "Doubtful Receivables" means any receivable which is more than 60 days past due as of the Closing Date and is listed in ss.2(e)(vi) of the Disclosure Schedule. At Closing, Buyer will remit funds to Buyer Escrow Account in the aggregate amount of the Doubtful Receivables. Buyer will use its reasonable best efforts to collect the Doubtful Receivables. It is understood that any funds collected by Buyer with respect to any customer will be applied first against any Doubtful Receivable of such customer. Buyer will not discount any of the Doubtful Receivables without Augusta's prior written consent. As Buyer and Augusta work together to collect the Doubtful Receivables, the collected funds will be remitted to Buyer. Augusta shall receive funds from the Withholding from Buyer Escrow Account in the amount equal to the collected Doubtful Receivables. At the end of six months from the Closing, Buyer will assign all remaining Doubtful Receivables (if any) to Augusta and Buyer will receive any remaining funds relating to the Doubtful Receivables from Buyer Escrow Account.

     (f) The Closing. The closing of the transactions contemplated by this Agreement (the "Closing") shall take place at the offices of Knauthe Paul Schmitt, Eschersheimer Landstrasse 27 60322 Frankfurt am Main, Germany, or such other place as mutually agreed by the Parties, commencing at 9:00 a.m. local time on May 10, 2001, subject to the satisfaction or waiver of all conditions to the obligations of the Parties to consummate the transactions contemplated hereby (other than conditions with respect to actions the respective Parties will take at the Closing itself), or such other date as Buyer and Augusta may mutually determine (the "Closing Date").

     (g) Deliveries at the Closing. At the Closing, (i) Augusta will deliver to Buyer the various certificates, instruments, and documents referred to in ss.7(a) below, (ii) Buyer will deliver to Augusta the various certificates, instruments, and documents referred to in ss.7(b) below, (iii) Augusta and Buyer shall execute the Registration Rights Agreement in substantially the form attached as Exhibit A to the Reference Deed ("Registration Rights Agreement"),
(iv) Augusta and Buyer will enter into a legally binding agreement on the transfer of the Korona Shares, (v) Buyer will deliver to Augusta (A) the Cash Consideration and (B) one or more certificates representing the Stock Consideration of the Purchase Price, each as specified in ss.2(b) above, and
(vi) the Parties will deliver such other documents as Augusta or Buyer, as the case may be, reasonably request in order to effectuate the transactions contemplated by this Agreement to be consummated at the Closing. The stock certificate(s) to be delivered by Buyer pursuant to this ss.2(g) shall bear the following legend:

     The Securities represented by this certificate have not been registered under the Securities Act of 1933, as amended (the "Act"), and may not be sold or otherwise transferred unless (i) pursuant to an effective registration statement under the Act, (ii) in accordance with an exemption from registration under the Act, (iii), or unless sold pursuant to Rule 144 under the Act, or (iv) the registration requirements of the Act do not apply.

     (h) Transaction Effective Date. The Parties agree that in the event the Closing occurs, the transfer of the economic interest and risk will be deemed to have taken effect on May 1, 2001 (the "Effective Date").

3.   Representations and Warranties Concerning the Transaction.

     (a) Representations and Warranties of Augusta. Except as set forth in Annex I attached to the Reference Deed, Augusta represents and warrants to Buyer as of the date hereof as follows:

          (i) Organisation of Korona. Augusta is duly organised and validly existing under the laws of Germany. Augusta is the sole limited partner (with a capital contribution of DEM 1,000,000) of Korona, a German limited partnership (Amtsgericht Northeim, HRA 837). The sole general partner of Korona is the General Partner (Amtsgericht Frankfurt am Main, HRB 42322). Augusta owns 100% of the shares of the General Partner, namely one share in the nominal amount of DEM 50,000.

          (ii) Authorisation of Transaction. Augusta has full corporate power and authority to execute and deliver this Agreement and to perform its obligations hereunder. The execution, delivery and performance of this Agreement and the transactions contemplated hereby have been duly authorised and approved by the directors of Augusta and no other corporate proceedings on the part of Augusta are necessary to authorise and approve this Agreement and the transactions contemplated hereby. This Agreement constitutes subject to (x) the notarisation of this Agreement and (y) the notarised transfer of the share in the General Partner, the valid and legally binding obligation of Augusta, enforceable in accordance with its terms and conditions, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganisation, moratorium, fraudulent transfer or similar laws affecting creditors' rights generally or by the principles governing the availability of equitable rights. Augusta need not give any notice to, make any filing with, or obtain any authorisation, consent, or approval of any government or governmental agency (a "Governmental Filing"), except for (A) Governmental Filings in respect of Taxes, (B) Governmental Filings that may be obtained or made in the Ordinary Course of Business of Augusta or Korona (as the case may be) and (C) such Government Filings the failure to obtain or make, as the case may be, would not in the aggregate reasonably be expected to have a Material Adverse Effect or have a material adverse effect on Augusta's ability to consummate the transactions contemplated by this Agreement.

          (iii) Noncontravention. Neither the execution and the delivery of this Agreement, nor the consummation of the transactions contemplated hereby, will violate the "Satzung" (articles of incorporation) of Augusta or will violate in any material respect any constitution, statute, regulation, rule, injunction, judgement, order, decree, ruling, charge, or other restriction of any government, governmental agency, or court to which Augusta or Korona is subject.

          (iv) Brokers' Fees. Augusta has no Liability or obligation to pay any fees or commissions to any broker, finder, or agent with respect to the transactions contemplated by this Agreement for which Buyer could become liable or obligated.

          (v) Investment. Augusta (A) understands that the transfer of Restricted Common Stock to Augusta has not been registered under the Securities Act, or under any applicable state securities laws, and is being offered and sold in reliance upon federal and state exemptions for transactions not involving any public offering, (B) is not a U.S. person (as defined in Rule 902(k) of Regulation S) and is not acquiring the Shares to be issued under this Agreement for the account or benefit of any U.S. person (as defined in Rule 902(k) of Regulation
     S), (C) will resell the Shares to be issued under this Agreement only in accordance with the provisions of Regulation S, pursuant to registration under the Securities Act, or pursuant to an available exemption from registration under the Securities Act, and (D) will not engage in hedging transactions with regard to the Shares to be issued under this Agreement unless in compliance with the Securities Act.

          (vi) Korona Shares. Augusta holds of record and owns beneficially 100% of the Korona Shares, free and clear of any restrictions on transfer (other than any restrictions (A) under the Securities Act and state securities laws or (B) contained in the Gesellschaftsvertrag of Korona, Taxes, Security Interests, options, warrants, purchase rights, contracts, commitments, equities, claims, and demands. Augusta is not a party to any option, warrant, purchase right, or other contract or commitment that could require Augusta to sell, transfer, or otherwise dispose of any of Korona's capital stock (other than this Agreement). Augusta is not a party to any voting trust, proxy, or other agreement or understanding with respect to the voting of any capital stock of Korona.

     (b) Representations and Warranties of Buyer. Except as set forth in Annex II attached to the Reference Deed, Buyer represents and warrants to Augusta as of the date hereof as follows:

          (i) Organisation of Buyer. Buyer is a corporation duly organizsd, validly existing, and in good standing under the laws of the British Virgin Islands.

          (ii) Authorisation of Transaction. Buyer has full power and authority (including full corporate power and authority) to execute and deliver this Agreement and to perform its obligations hereunder. The execution, delivery and performance of this Agreement and the transactions contemplated hereby have been duly authorised and approved by the board of directors of Buyer and neither any other corporate proceedings on the part of Buyer nor any action by the shareholders of Buyer are necessary to authorise and approve this

     Agreement and the transactions contemplated hereby. This Agreement constitutes the valid and legally binding obligation of Buyer, enforceable in accordance with its terms and conditions, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganisation, moratorium, fraudulent transfer or similar laws affecting creditors' rights generally or by the principles governing the availability of equitable rights. Buyer need not give any notice to, make any filing with, or obtain any authorisation, consent, or approval of any government or governmental agency in order to consummate the transactions contemplated by this Agreement.

          (iii) Noncontravention. Neither the execution and the delivery of this Agreement, nor the consummation of the transactions contemplated hereby, will violate Memorandum and Articles of Association of Buyer, or will violate in any material respect any constitution, statute, regulation, rule, injunction, judgement, order, decree, ruling, charge, or other restriction of any government, governmental agency, or court to which Buyer is subject or any provision of its charter or bylaws.

          (iv) Brokers' Fees. Buyer has no Liability or obligation to pay any fees or commissions to any broker, finder, or agent with respect to the transactions contemplated by this Agreement for which Augusta could become liable or obligated.

          (v) Capitalization. (1) The authorised capital stock of Buyer consists of 23,333,334 shares of common stock, $0.003 par value per share. As of the date of this Agreement, only 5,496,133 shares of Common Stock of Buyer ($0.003 par value) are issued and outstanding.

          (2) Buyer has sufficient funds to complete payment of the Cash Consideration of the Purchase Price hereunder.

          (3) Buyer's shares of Restricted Common Stock to be issued to Augusta pursuant to ss.2 of this Agreement (the "Shares") have been, or prior to the Closing will be, duly authorised, and such Shares, when issued and delivered to Augusta pursuant to this Agreement, shall be validly issued, fully paid and non-assessable shares, free of any liens, encumbrance and restriction other than the restrictions set forth in ss.2(g).

          (vi) Litigation. There is no litigation, proceeding or investigation of any nature pending or, to Buyer's Knowledge, threatened against or affecting Buyer that would affect the ability of Buyer fully to carry out the transactions contemplated by this Agreement nor, to the Knowledge of Buyer, after due and careful inquiry, is there any Basis for any such litigation, proceeding or investigation.

          (vii) Investment Intent of Buyer. Buyer is buying and receiving the Korona Shares to be delivered pursuant to this Agreement for investment purposes for its own account, and not with the view to or in connection with any distribution thereof. Buyer understands that its purchase of the Korona Shares has not been registered under the Securities Act or applicable securities laws of any other jurisdiction and that the Korona Shares may not be sold, assigned, offered for sale, pledged or otherwise transferred unless such transaction is registered under the Securities Act and applicable securities laws of any other jurisdiction, or exemptions for such requirements are available or such requirements are not applicable. Buyer is an "accredited investor", as the term is defined in Rule 501(a) under the Securities Act, and its management has such knowledge and experience in financial matters as make it capable of evaluating the merits and risks of the purchase of the Korona Shares upon the terms of this Agreement.

          (viii) SEC Documents; Financial Information. Augusta has had access to Buyer's SEC Documents on the SEC's web site which contains true and complete copies of all SEC Documents filed with the SEC. As of their respective filing dates, the SEC Documents complied in all material respects with the requirements of the Securities Act, the Exchange Act and the rules and regulations of the SEC thereunder applicable to such SEC Documents, and as of their respective dates none of the SEC Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The financial statements of Buyer and its Material Subsidiaries included in the SEC Documents comply as of their respective dates in all material respects with applicable accounting requirements and the rules and regulations of the SEC with respect thereto (except as may be indicated in the notes thereto) and present fairly in all material respects as of their respective dates the consolidated financial position of Buyer and its Subsidiaries as at the dates thereof and the consolidated results of their operations and their consolidated cash flows for each of the respective periods, in conformity with U.S. GAAP.

          (2) Except as and to the extent expressly set forth in the balance sheet, or the notes, schedules or exhibits thereto, or as disclosed in the SEC Documents, (i) as of December 31, 2000, neither Buyer nor the Material Subsidiaries had any material liabilities or obligations (whether absolute, contingent, accrued or otherwise) that would be required to be included on a balance sheet or in the notes, schedules or exhibits thereto prepared in accordance with U.S. GAAP.

4. Representations and Warranties Concerning Korona. Except as set forth in the disclosure schedule delivered by Augusta to Buyer on the date hereof (the "Disclosure Schedule"), Augusta represents and warrants to Buyer as of the date hereof as follows:

     (a) Organisation, Qualification, and Corporate Power. Korona is a German limited partnership duly organised and validly existing under the laws of Germany. The General Partner is a German limited liability company duly organised and validly existing under the laws of Germany. Korona has full corporate power and authority, and all licenses, permits, and authorisations, necessary to carry on the businesses in which it is engaged and to own and use the properties owned and used by it, with such exceptions which would not reasonably be expected to have a Material

Adverse Effect. Section 4(a) of the Disclosure Schedule lists the General Partner's managing directors. Augusta has delivered to Buyer correct and complete copies of the "Satzung" (articles of association) of the General Partner and the "Gesellschaftsvertrag" (partnership agreement) (each as amended to date) of Korona. Neither Korona nor the General Partner is in default under or in violation of any provision of its Satzung or Gesellschaftsvertrag, respectively, with such exceptions which would not reasonably be expected to have a Material Adverse Effect.

     (b) Capitalization. The entire paid in capital contribution of Augusta in Korona consists of DEM 1,000,000. There is no capital contribution of the General Partner in Korona. The sole existing share in the General Partner in the nominal amount of DEM 50,000 is validly issued, fully paid, and non-assessable, and is held of record by Augusta. There are no outstanding or authorised options, warrants, purchase rights, subscription rights, conversion rights, exchange rights, or other contracts or commitments that could require Korona to issue, sell, or otherwise cause to become outstanding any of its capital stock. There are no outstanding or authorised stock appreciation, phantom stock, profit participation, or similar rights with respect to Korona or the General Partner. There are no voting trusts, proxies, or other agreements or understandings with respect to the voting of any of Korona's equity interest.

     (c) Noncontravention. Neither the execution and the delivery of this Agreement, nor the consummation of the transactions contemplated hereby, will (i) violate any constitution, statute, regulation, rule, injunction, judgement, order, decree, ruling, charge, or other restriction of any government, governmental agency, or court to which Korona is subject or any provision of the Gesellschaftsvertrag of Korona or Satzung of the General Partner or (ii) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice under any agreement, contract, lease, license, instrument, or other arrangement to which Korona is a party or by which it is bound or to which any of its assets is subject (or result in the imposition of any Security Interest upon any of its assets), with such exceptions which would not reasonably be expected to have a Material Adverse Effect or have a material adverse effect on Augusta's ability to consummate the transactions contemplated by this Agreement. Korona does not need to give any notice to, make any filing with, or obtain any authorisation, consent, or approval of any government or governmental agency in order for the Parties to consummate the transactions contemplated by this Agreement except for (A) Governmental Filings in respect of Taxes, (B) Governmental Filings that may be obtained or made in the Ordinary Course of Business of Korona and (C) such Government Filings the failure to obtain or make, as the case may be, would not in the aggregate reasonably be expected to have a Material Adverse Effect or have a material adverse effect on Augusta's ability to consummate the transactions contemplated by this Agreement.

     (d) Brokers' Fees. Korona has no Liability or obligation to pay any fees or commissions to any broker, finder, or agent with respect to the transactions contemplated by this Agreement.

     (e) Title to Assets. Korona has good and marketable title to, or a valid leasehold interest in, the properties and assets reflected on the Most Recent Balance Sheet or acquired after the date thereof, free and clear of all Security Interests, except for (i) the Specified Lien and (ii) properties and assets disposed of in the Ordinary Course of Business since the date of the Most Recent Balance Sheet, with such exceptions which would not reasonably be expected to have a Material Adverse Effect.

     (f) Subsidiaries. Section 4(f) of the Disclosure Schedule sets forth for each Subsidiary of Korona as of the date of this Agreement (i) its name and jurisdiction of incorporation, (ii) the number of shares of authorised capital stock of each class of its capital stock, (iii) the number of issued and outstanding shares of each class of its capital stock, the names of the holders thereof, and the number of shares held by each such holder, and (iv) the number of shares of its capital stock held in treasury. All of the issued and outstanding shares of capital stock of each Subsidiary of Korona have been duly authorised and are validly issued, fully paid, and non-assessable. Korona holds of record and owns beneficially all of the outstanding shares of each Subsidiary of Korona, free and clear of any restrictions on transfer (other than restrictions under the Securities Act and state securities laws), Taxes, Security Interests, options, warrants, purchase rights, contracts, commitments, equities, claims, and demands. Subject to ss.6(i), there are no outstanding or authorised options, warrants, purchase rights, conversion rights, exchange rights, or other contracts or commitments that could require Korona to sell, transfer, or otherwise dispose of any capital stock of any of its Subsidiaries or that could require any Subsidiary of Korona to issue, sell, or otherwise cause to become outstanding any of its capital stock. There are no outstanding stock appreciation, phantom stock, profit participation, or similar rights with respect to any Subsidiary of Korona. There are no voting trusts, proxies, or other agreements or understandings with respect to the voting of any capital stock of any Subsidiary of Korona. Augusta expressly warrants that neither Korona nor Buyer bears any risk or obligation arising out of the former business of, or the former participation in, AUGUSTA Venture GmbH, Frankfurt am Main (previously a subsidiary of Korona under the firm name Richardson Sheffield GmbH). Augusta further expressly warrants that neither Korona nor Buyer bears any risk or obligation arising out of the former business of, or the former participation in, RISO.

     (g) Financial Statements. Attached to the Reference Deed as Exhibit B are the following financial statements (collectively the "Financial Statements"): (i) audited consolidated balance sheets and statements of income, changes in stockholders' equity, and cash flow as of and for the fiscal years ended December 31, 1998, December 31, 1999, and December 31, 2000 (the "Most Recent Fiscal Year End") for Korona; and (ii) unaudited consolidated balance sheets and statements of income, changes in stockholders' equity, and cash flow (the "Most Recent Financial Statements") as of and for the month ended March 31, 2001 for Korona and the General Partner. The Financial Statements have been prepared in accordance with GAAP applied on a consistent basis throughout the periods covered thereby, present fairly in all material respects the financial condition of Korona as of such dates and the results of operations of Korona for such periods, are correct and complete, and are consistent with the books and records of Korona (which books and records are correct and complete); provided, however, that the Most Recent Financial Statements are subject to normal year-end adjustments (which will not be material, i.e., more than DEM 50,000, individually or in the aggregate) and lack footnotes and other presentation items.

     (h) Events Subsequent to Most Recent Fiscal Year End. Since the Most Recent Fiscal Year End and prior to the date of this Agreement, there has not been any Material Adverse Effect. Without limiting the generality of the foregoing, since the Most Recent Fiscal Year End, except as specifically contemplated by this Agreement, to the best of Augusta's
Knowledge:

          (i) Subject toss.6(i), Korona has not sold, leased, transferred, or assigned any of its assets, tangible or intangible, other than in the Ordinary Course of Business;

          (ii) Korona has not entered into any agreement, contract, lease, or license (or series of related agreements, contracts, leases, and licenses) involving more than DEM 60,000;

          (iii) No party (including Korona and the General Partner) has accelerated, terminated, modified, or cancelled any material agreement, contract, lease, or license (or series of related agreements, contracts, leases, and licenses) involving a remaining payment of more than DEM 10,000 to which any of Korona is a party or by which any of them is bound other than in the Ordinary Course of Business;

          (iv) Korona has not imposed any Security Interest or in any other way encumbered any of its material assets, tangible or intangible other than in the Ordinary Course of Business;

          (v) Korona has not made any capital expenditure (or series of related capital expenditures) involving more than DEM 60,000 other than in the Ordinary Course of Business;

          (vi) Korona has not made any capital investment in, any loan to, or any acquisition of the securities or assets of, any other Person (or series of related capital investments, loans, and acquisitions) involving more than DEM 60,000 other than in the Ordinary Course of Business;

          (vii) Korona has not issued any note, bond, or other debt security or created, incurred, assumed, or guaranteed any indebtedness for borrowed money or capitalised lease obligation either involving more than DEM 50,000 singly or DEM 100,000 in the aggregate other than in the Ordinary Course of Business;

          (viii) Korona has not delayed or postponed the payment of accounts payable and other Liabilities outside the Ordinary Course of Business;

          (ix) Korona has not cancelled, compromised, waived, or released any right or claim (or series of related rights and claims) either involving more than DEM 25,000 or outside the Ordinary Course of Business;

          (x) Korona has not issued, sold, or otherwise disposed of any of its capital stock or granted any options, warrants, or other rights to purchase or obtain (including upon conversion, exchange, or exercise) any of its capital stock;

          (xi) Korona has not declared, set aside, or paid any dividend or made any distribution with respect to its capital stock (whether in cash or in kind) or redeemed, purchased, or otherwise acquired any of its capital stock;

          (xii) Korona has not experienced any damage, destruction, or loss (whether or not covered by insurance) to any of its property which is material to its business;

          (xiii) Neither Korona nor the General Partner has made any loan to, or entered into any other transaction with, any of its directors and employees outside the Ordinary Course of Business;

          (xiv) Neither Korona nor the General Partner has entered into any material employment contract or collective bargaining agreement, written or oral, or modified the terms of any existing such contract or agreement;

          (xv) Neither Korona nor the General Partner has granted any material increase in the base compensation of any of its directors and employees outside the Ordinary Course of Business;

          (xvi) Korona has not adopted, amended, modified, or terminated any material bonus, profit-sharing, incentive, severance, or other plan, contract, or commitment for the benefit of any of its directors and employees outside the Ordinary Course of Business.

          (xvii) Korona has not made any other material change in employment terms for any of its directors and employees outside the Ordinary Course of Business;

          (xviii) Korona has not made or pledged to make any material charitable or other capital contribution outside the Ordinary Course of Business; and

          (xix) Korona has not committed to any of the foregoing.

     (i) Undisclosed Liabilities. Korona has no Liability (and there is no Basis for any present or future action, suit, proceeding, hearing, investigation, charge, complaint, claim, or demand against any of them giving rise to any Liability), except for (i) Liabilities reflected or reserved against in the Most Recent Balance Sheet, (ii) Liabilities which have arisen after March 31, 2001 in the Ordinary Course of Business, (iii) such other liabilities as are not required to be reflected on a balance sheet of Korona prepared in accordance with GAAP or in a manner consistent with the preparation of the Financial Statements and (iv) liabilities for Taxes, except for such Taxes as allocated pursuant to ss.9.

     (j) Legal Compliance. Korona and its Subsidiaries are in compliance with all applicable laws (including rules, regulations, codes, plans, injunctions, judgements, orders, decrees, rulings, and charges thereunder) of federal, state, local, and foreign governments (and all agencies thereof) with such exceptions which would not reasonably be expected to have a Material Adverse Effect, and, to the best of Augusta's Knowledge, no action, suit, proceeding, hearing, investigation, charge, complaint, claim, demand, or notice has been filed or commenced against any of them alleging any failure so to comply.

     (k) Tax Matters.

          (i) To the best of Augusta's Knowledge, Korona and the General Partner have filed all Tax Returns that they were required to file as follows:

          Korona has filed the VAT returns including the year 1999, the trade tax returns, including the year 1999, the uniform and specified income determination (,,einheitliche und gesonderte
     Gewinnfeststellung") including the year 1999, the VAT monthly prepayment notice including February 2001, the monthly wage tax filing until March 2001.

          The General Partner has filed the VAT returns including the year 1999, the trade tax returns including the year 1999, the corporate tax including the year 1999, the assessment of the distributable equity capital ("Verwendbares Eigenkapital") according to (ss. 47 KStG - German Corporate Tax Act) until the year 1999.

          For RISO the filings have been made in accordance with the filings of the General Partner. All the relevant assessment notes ("Steuerbescheide") are with the company, except, with respect to the trade tax and the VAT of the General Partner and RISO, because of the integrated inter-company relation ("steuerliches Organschaftsverhaltnis") to Augusta.

          There are no objections filed to the tax authorities.

          All such Tax Returns were correct and complete in all respects. All Taxes due (whether or not shown on any Tax Return) have been paid by Korona and the General Partner, respectively. No claim has ever been made by an authority in a jurisdiction where Korona does not file Tax Returns that it is or may be subject to taxation by that jurisdiction. There are no Security Interests on any of Korona's assets that arose in connection with any failure (or alleged failure) to pay any Tax.

          (ii) To the best of Augusta's Knowledge, Korona and the General Partner have withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder, or other third party, except with respect to the VAT monthly prepayment notice March 2001, which will be paid on May 10th, 2001 in accordance with the Tax authorities.

          (iii) To the best of Augusta's Knowledge, no managing director (or employee responsible for Tax matters) of Korona expects any authority to assess any additional Taxes for any period for which Tax Returns have been filed, except as mentioned in Section ss. 4 (k)(iii) of the Disclosure Schedule. To the best of Augusta's Knowledge, there is no dispute or claim concerning any Tax Liability of Korona either
     (A) claimed or raised by any authority in writing or (B) as to which Korona's managing directors (and employees responsible for Tax matters) has knowledge based upon personal contact with any agent of such authority. Section 4(k) of the Disclosure Schedule lists all federal, state, local, and foreign income Tax Returns filed with respect to Korona and the General Partner for taxable periods ended on or after December 31, 2000. The most recent governmental tax assessment ("Betriebsprufung") is listed in Section 4(k)(iii) of the Disclosure Schedule. Korona has delivered to Buyer correct and complete copies of trade tax returns from 1996 until 1999 of Korona and the corporate tax returns of the General Partner since 1997.

          (iv) To the best of Augusta's Knowledge, Korona and the General Partner have not waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency.

          (v) To the best of Augusta's Knowledge, the unpaid Taxes of Korona (A) did not, as of March 31, 2001, exceed the reserve for Tax Liability (rather than any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the face of the Most Recent Balance Sheet and (B) do not exceed that reserve as adjusted for the passage of time through the Closing Date in accordance with the past custom and practice of Korona in filing its Tax Returns.

          (vi) To the best of Augusta's Knowledge, all warranties as set forth under (i) to (v) above shall also apply to Subsidiaries and to legal predecessors of Korona.

(l)  Real Property.

          (i) Section 4(l)(i) of the Disclosure Schedule lists and describes briefly all real property that Korona owns. Buyer has received current excerpts from the respective land registers. With respect to each such parcel of owned real property:

          (a) the identified owner is the rightful owner of the parcel of real property, free and clear of any Security Interest, easement, covenant, or other restriction, except for (A) the Specified Lien, (B) installments of special assessments not yet delinquent and (C) recorded easements, covenants, and other restrictions; and

          (b) all facilities have received all approvals of governmental authorities (including licenses and permits) required in connection with the ownership or operation thereof and have been operated and maintained in accordance with applicable laws, rules, and regulations with such exceptions which would not reasonably be expected to have a Material Adverse Effect;

          (ii) Section 4(l)(ii) of the Disclosure Schedule lists and describes briefly all real property leased or subleased to Korona. Augusta has delivered to Buyer correct and complete copies of the leases and subleases listed in ss.4(l)(ii) of the Disclosure Schedule (as amended to date). With respect to each lease and sublease listed in ss.4(l)(ii) of the Disclosure Schedule with such exceptions which would not reasonably be expected to have a Material Adverse Effect:

          (a) the lease or sublease is legal, valid, binding, enforceable, and in full force and effect in accordance with its terms, except that such enforcement may be limited by any bankruptcy, insolvency, reorganisation, moratorium, fraudulent transfer or other laws (whether statutory, regulatory or decisional), now or hereafter in effect, relating to or affecting the rights of creditors generally or by equitable principles (regardless of whether considered in a proceeding at law or in equity);

          (b) the lease or sublease will not be effected by the consummation of the transactions contemplated hereby;

          (c) no party to the lease or sublease is in breach or default in any material respect, and, to the Knowledge of Augusta, no event has occurred which, with notice or lapse of time, would constitute a material breach or default or permit termination, modification, or acceleration thereunder;

          (d) there are no material disputes or oral agreements in effect as to the lease or sublease;

          (e) Korona has not assigned, transferred, conveyed, mortgaged, deeded in trust, or encumbered any interest in the leasehold or subleasehold;

          (f) all facilities leased or subleased thereunder have received all material approvals of governmental authorities (including licenses and permits) required in connection with the operation thereof and have been operated and maintained in accordance with applicable laws, rules, and regulations; and

          (g) all facilities leased or subleased thereunder have direct access to utilities and other services necessary for the operation of said facilities.

(m)  Intellectual Property.

          (i) Korona owns, or has the right to use pursuant to license, sublicense, agreement, or permission, all Intellectual Property necessary for the operation of the businesses of Korona as presently conducted.

          (ii) To the Knowledge of Augusta, Korona has not interfered with, infringed upon, misappropriated, or otherwise come into conflict with any Intellectual Property rights of third parties, and none of the managing directors (and employees with responsibility for Intellectual Property matters) of Korona has received any charge, complaint, claim, demand, or notice alleging any such interference, infringement, misappropriation, or violation (including any claim that Korona must license or refrain from using any Intellectual Property rights of any third party) which is still pending and which is reasonably likely to be adversely determined and which, if adversely determined, would reasonably be expected to have a Material Adverse Effect. To the Knowledge of Augusta, no third party has interfered with, infringed upon, misappropriated, or otherwise come into conflict with any of Korona's Intellectual Property rights.

          (iii) Section 4(m)(iii) of the Disclosure Schedule identifies each patent or registration which has been issued to Korona with respect to any of its Intellectual Property, identifies each pending patent application or application for registration which Korona has made with respect to any of its Intellectual Property, and identifies each license, agreement, or other permission which Korona has granted to any third party with respect to any of its Intellectual Property (together with any exceptions). Korona has delivered to Buyer correct and complete copies of all such patents, registrations, applications, licenses, agreements, and permissions (as amended to date). Section 4(m)(iii) of the Disclosure Schedule also identifies each trade name or registered trademark used by Korona in connection with any of its businesses including, but not limited to, the name "Korona" and identifies each country or jurisdiction in which it has registered and currently maintains the trademark or trade name. With respect to each item of Intellectual Property identified in ss.4(m)(iii) of the Disclosure Schedule:

          (1) Korona possesses all right, title, and interest in and to the item, free and clear of any Security Interest, license, or other restriction;

          (2) the item is, to the best of Augusta's Knowledge, not subject to any outstanding injunction, judgment, order, decree, ruling, or charge;

          (3) to the best of Augusta's Knowledge, no action, suit, proceeding, hearing, investigation, charge, complaint, claim, or demand is pending or is threatened which challenges the legality, validity, enforceability, use, or ownership of the item; and

          (4) to the best of Augusta's Knowledge, Korona is under no obligation to indemnify any Person for or against any interference, infringement, misappropriation, or other conflict with respect to the item.

          (iv) Section 4(m)(iv) of the Disclosure Schedule identifies each material item of Intellectual Property that any third party owns and that Korona uses pursuant to license, sublicense, agreement, or permission. Korona has delivered to Buyer correct and complete copies of all such licenses, sublicenses, agreements, and permissions (as amended to the date hereof). With respect to each item of Intellectual Property identified in ss.4(m)(iv) of the Disclosure Schedule:

          (1) the license, sublicense, agreement, or permission covering the item is legal, valid, binding, enforceable, and in full force and effect, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer or similar laws affecting creditors' rights generally or by the principles governing the availability of equity rights;

          (2) to the best of Augusta's Knowledge, no party to the license, sublicense, agreement, or permission is in breach or default, and no event has occurred which with notice or lapse of time would constitute a breach or default or permit termination, modification, or acceleration thereunder;

          (3) to the best of Augusta's Knowledge, no party to the license, sublicense, agreement, or permission has repudiated any provision thereof; and

          (4) Korona has not granted any sublicense or similar right with respect to the license, sublicense, agreement, or permission.

     (n) Sufficiency of Assets. All material tangible assets are free from known defects, have been maintained in accordance with normal industry practice, are in good operating condition and repair (normal wear and tear excepted), and are suitable for the purposes for which they are used, with such exceptions which would not reasonably be expected to have a Material Adverse Effect.

     (o) Inventory. Korona's inventory consists of supplies, purchased parts and finished goods, all of which is usable and salable in the Ordinary Course of Business, not obsolete, damaged or defective, subject to the reserve for inventory writedown set forth on the Most Recent Balance Sheet (or in the notes thereto) as adjusted for the passage of time through the Closing Date in accordance with Korona's custom and practice.

     (p) Contracts. Section 4(p) of the Disclosure Schedule lists the following contracts and other agreements to which Korona is a party:

          (i) any agreement (or group of related agreements) for the lease of personal property to or from any Person providing for lease payments in excess of DEM 25,000 per annum;

          (ii) any agreement (or group of related agreements) for the purchase or sale of supplies, products, or other personal property, or for the furnishing or receipt of services, the performance of which will extend over a period of more than one year, result in a material loss to Korona or involve consideration in excess of DEM 50,000 per annum;

          (iii) any agreement concerning a partnership or joint venture;

          (iv) any agreement (or group of related agreements) under which it has created, incurred, assumed, or guaranteed any indebtedness for borrowed money, or any capitalized lease obligation, in excess of DEM 50,000 or under which it has imposed a Security Interest on any of its assets, tangible or intangible;

          (v) any agreement concerning confidentiality or non-competition;

          (vi) any agreement with Augusta or any of Augusta's directors;

          (vii) any profit sharing, stock option, stock purchase, stock appreciation, deferred compensation, severance, or other material plan or arrangement for the benefit of its current or former directors, and employees;

          (viii) any collective bargaining agreement;

          (ix) any agreement for the employment of any individual on a full-time, part-time, consulting, or other basis providing annual compensation in excess of DEM 100,000 or providing severance benefits;

          (x) any agreement under which it has advanced or lent any amount of money to any of its directors and employees outside the Ordinary Course of Business; and

          (xi) any other agreement (or group of related agreements) the performance of which involves consideration in excess of DEM 50,000.

Augusta has delivered to Buyer a correct and complete copy of each written agreement listed in ss.4(p) of the Disclosure Schedule (as amended to the date hereof). With respect to each such agreement: (A) the agreement is legal, valid, binding, enforceable, and in full force and effect, except that such enforcement may be limited by any bankruptcy, insolvency, reorganisation, moratorium, fraudulent transfer or other laws (whether statutory, regulatory or decisional), now or hereafter in effect, relating to or affecting the rights of creditors generally or by equitable principles (regardless of whether considered in a proceeding at law or in equity); (B) the agreement will continue to be legal, valid, binding, enforceable, and in full force and effect on identical terms following the consummation of the transactions contemplated hereby; (C) to the Knowledge of Augusta, no party is in breach or default in any material respect, and no event has occurred which with notice or lapse of time would constitute a breach or default, or permit termination, modification, or acceleration, under the agreement; and (D) no party has repudiated any provision of the agreement, in each case, with such exceptions which would not reasonably be expected to have a Material Adverse Effect.

     (q) Accounts Receivable. Except for the Doubtful Receivables pursuant toss.2(e)(vi), all of Korona's accounts receivable are reflected properly on its books and records and are believed to be collectible.

     (r) Powers of Attorney. There are no outstanding powers of attorney executed by Korona.

     (s) Insurance. Section 4(s) of the Disclosure Schedule contains a complete and correct list and summary description (including only the name of the insurer, coverage, premium and expiration date) of all policies of insurance relating to the business or assets of Korona which are in force as of the date hereof, maintained by Korona. Augusta has delivered to Buyer or provided Buyer with access to true and complete copies of all binders with respect to such policies of insurance. Such policies are in full force and effect.

     (t) Litigation. Section 4(t) of the Disclosure Schedule sets forth each instance in which Korona (i) is subject to any outstanding injunction, judgment, order, decree, ruling, or charge or (ii) is a party or, to the Knowledge of Augusta, is threatened in writing to be made a party to any action, suit, proceeding, hearing, or investigation of, in, or before any court or quasi-judicial or administrative agency of any federal, state, local, or foreign jurisdiction or before any arbitrator, in each case, which is reasonably likely to be adversely determined and which, if adversely determined, would reasonably be expected to have a Material Adverse Effect.

     (u) Product Warranty. To Augusta's Knowledge, since 1998 and as of the date hereof, Korona has not experienced any material warranty claims resulting from or arising out of the warranties described in ss.4(u) of the Disclosure Schedule other than (i) in the Ordinary Course of Business or
(ii) as reflected or reserved against in the Most Recent Balance Sheet.

     (v) Product Liability. To Augusta's Knowledge, Korona has no Liability arising out of any injury to individuals caused by a product sold by Korona and RISO, except for Liabilities disclosed, reflected or reserved against on the Most Recent Balance Sheets.

     (w) Employees. To the Knowledge of Augusta, no executive, key employee, or group of employees has any plans to terminate employment with Korona. Korona is not a party to or bound by any collective bargaining agreement. As of the date of this Agreement, there are no labor strikes, grievances, claims of unfair labor practices, or other collective bargaining dispute. To the Knowledge of Augusta, there is not any organisational effort presently being made or threatened by or on behalf of any labor union with respect to Korona's employees.

     (x) Guaranties. Korona is not a guarantor or is otherwise liable for any Liability or obligation (including indebtedness) of any other Person.

     (y) Environment, Health, and Safety.

          (i) Korona and its Subsidiaries have in all material respects complied with all Environmental, Health, and Safety Laws with such exceptions which would not reasonably be expected to have a Material Adverse Effect. Without limiting the generality of the preceding sentence, Korona and its Subsidiaries have obtained and been in compliance in all material respects with the terms and conditions of all material permits, licenses, and other authorisations which are required under, and have in all material respects complied with all other material limitations, restrictions, conditions, standards, prohibitions, requirements and obligations which are contained in, all Environmental, Health, and Safety Laws.

          (ii) Except for each Liability disclosed, reflected or reserved against in the Financial Statements, Korona has no Liability (and none of Korona or its Subsidiaries has handled or disposed of any substance, arranged for the disposal of any substance, exposed any employee or other individual to any substance or condition, or owned or operated any property or facility in any manner that could form the Basis for any present or future action, suit, proceeding, investigation, charge, complaint, claim, or demand against Korona giving rise to any Liability) for damage to any site, location, or body of water (surface or subsurface), for any illness of or personal injury to any employee or other individual, or for any reason under any Environmental, Health, and Safety Law.

          (iii) To the best of Augusta's Knowledge, all properties and equipment used in Korona's business have been free of asbestos, PCB's, methylene chloride, trichloroethylene, 1,2-trans-dichloroethylene, dioxins, dibenzofurans, and Hazardous Substances.

     (z) Certain Business Relationships with Korona. None of Augusta's shareholders have been involved in any business arrangement or relationship with Korona within the past 12 months, and none of Augusta or its Affiliates owns any asset, tangible or intangible, which is used in the business of Korona's shareholders, other than the outstanding shareholder loans ("Gesellschafterdarlehen") in the amount of DEM 2,300,000 plus accrued interest and the variable capital (`variables Kapital") in the amount of DEM 1,500,000 plus accrued interest. Buyer agrees and acknowledges that it is aware of the fact, that Mr. Haas is a shareholder of Augusta, CEO of Augusta and a managing director of General Partner.

5. Pre-Closing Covenants. The Parties covenant and agree as follows with respect to the period between the execution of this Agreement and the
Closing:

     (a) General. Each of the Parties will use its reasonable best efforts to take all action and to do all things necessary, proper, or advisable in order to consummate and make effective the transactions contemplated by this Agreement (including satisfaction, but not waiver, of the closing conditions set forth in ss.7 below).

     (b) Notices and Consents. Augusta will cause Korona to give any notices to third parties, and will cause Korona to use its best efforts to obtain any third party consents, that Buyer may request in connection with the matters referred to in ss.4(c) above. Each of the Parties will (and Augusta will cause Korona to) give any notices to, make any filings with, and use its best efforts to obtain any authorizations, consents, and approvals of governments and governmental agencies in connection with the matters referred to in ss.3(a)(ii), ss.3(b)(ii), and ss.4(c) above. Without limiting the generality of the foregoing, each of the Parties will file (and Augusta will cause Korona to file) any notification and report forms and related material that it may be required to file with the German Anti-Trust authorities, if necessary. Augusta shall use its reasonable efforts to ensure that the current loan agreements of Korona, referring to the borrower being a subsidiary of Augusta shall be amended to reflect the new ownership, and Buyer will use its reasonable efforts to accomplish the amendments of such loan agreements and to ensure that such amendments take effect as of the Closing.

     (c) Operation of Business. Without Buyer's consent, which shall not be unreasonably withheld or delayed, Augusta will not cause or permit Korona to engage in any practice, take any action, or enter into any transaction outside the Ordinary Course of Business, except for such transactions specifically contemplated by this Agreement. Without limiting the generality of the foregoing, without Buyer's consent, which shall not be unreasonably be withheld or delayed, Augusta will not cause or permit Korona to (i) declare, set aside, or pay any dividend or make any distribution with respect to its capital stock or redeem, purchase, or otherwise acquire any of its capital stock; or (ii) otherwise engage in any practice, take any action, or enter into any transaction of the sort described in ss.4(h) above.

     (d) Preservation of Business. Augusta will cause Korona to use its reasonable efforts to keep its business and properties substantially intact, including its operations, physical facilities, working conditions, and relationships with lessors, licensors, suppliers, customers, and employees.

     (e) Full Access. Augusta will permit, and Augusta will cause Korona to permit, representatives of Buyer to have full access during normal business hours and upon reasonable notice, and in a manner so as not to interfere with Korona's normal business operations, to all premises, properties, personnel, books, records (including Tax records), contracts, and documents of or pertaining to Korona. All information provided to Buyer or its representatives by or on behalf of Augusta, Korona or their representatives (whether pursuant to this ss.5(e) or otherwise) shall be deemed Confidential Information and may not be disclosed or otherwise disseminated by Buyer, and Buyer covenants to provide this Confidential Information to its Employees only on a "need to know" basis.

     (f) Notice of Developments. Augusta will give prompt written notice to Buyer of any material adverse development causing a breach of any of the representations and warranties in ss.4 above. Each Party will give prompt written notice to the other of any material adverse development causing a breach of any of its own representations and warranties in ss.3 above.

     (g) Exclusivity. Prior to May 10, 2001, Augusta will not (and Augusta will not cause or permit Korona to): (i) solicit, initiate, or encourage the submission of any proposal or offer from any Person relating to the acquisition of any capital stock or other voting securities, or any substantial portion of the assets of Korona (including any acquisition structured as a merger, consolidation, or share exchange), (ii) participate in any discussions or negotiations regarding, furnish any information with respect to, assist or participate in, or facilitate in any other manner any effort or attempt by any Person to do or seek any of the foregoing, (iii) Augusta will not vote its Korona Shares in favor of any such acquisition structured as a merger, consolidation, or share exchange, and (iv) Augusta will notify Buyer immediately if any Person makes any proposal, offer, inquiry, or contact with respect to any of the foregoing.

     (h) Guarantee of Buyer. Buyer shall negotiate in good faith and use its reasonable best efforts to enter into a guarantee agreement with Commerzbank to replace Augusta's guarantee obligation arising out of or resulting from the guarantee dated as of January 11, 2001 to said credit institution.

6. Post-Closing Covenants. The Parties covenant and agree as follows with respect to the period following the Closing:

     (a) General. In case at any time after the Closing any further action is necessary to carry out the purposes of this Agreement, each of the Parties will take such further action (including the execution and delivery of such further instruments and documents) as any other Party reasonably may request, all at the sole cost and expense of the requesting Party (unless the requesting Party is entitled to indemnification therefor under ss.8 below). Augusta and Korona acknowledge and agree that from and after the Closing Buyer will be entitled to review all documents, books, records (including Tax records), agreements, and financial data of any sort relating to Korona.

     (b) Litigation Support. In the event and for so long as any Party actively is contesting or defending against any action, suit, proceeding, hearing, investigation, charge, complaint, claim, or demand in connection with (i) any transaction contemplated under this Agreement or (ii) any fact, situation, circumstance, status, condition, activity, practice, plan, occurrence, event, incident, action, failure to act, or transaction on or prior to the Closing Date involving Korona, each of the other Party will cooperate with it and its counsel in the contest or defense, make available its personnel, and provide such testimony and access to its books and records as may be necessary in connection with the contest or defense, all at the sole cost and expense of the contesting or defending Party (unless the contesting or defending Party is entitled to indemnification therefor under ss.8 below).

     (c) Transition. Augusta will take no action that is designed or intended to have the effect of discouraging any lessor, licensor, customer, supplier, or other business associate of Korona from maintaining the same business relationships with Korona after the Closing as it maintained with Korona prior to the Closing. Augusta will refer all customer inquiries relating to the businesses of Korona to Buyer for a period of six months after the Closing.

     (d) Confidentiality. Subject to ss.6(g) and ss.9(c), Augusta will treat and hold as such all of the Confidential Information, refrain from using any of the Confidential Information except in connection with this Agreement, and deliver promptly to Buyer at the request of Buyer, or destroy, all tangible embodiments (and all copies) of the Confidential Information which are in their possession other than such Confidential Information which Augusta in good faith determines it will need to comply with statutory or regulatory requirements. If Augusta is requested or required (by oral question or request for information or documents in any legal proceeding, interrogatory, subpoena, civil investigative demand, or similar process) to disclose any Confidential Information, Augusta will, unless prohibited by such legal proceeding, subpoena, court order or similar process, notify Buyer promptly of the request or requirement so that Buyer may seek an appropriate protective order or waive compliance with the provisions of this ss.6(d). If, in the absence of a protective order or the receipt of a waiver hereunder, Augusta is, on the advice of counsel, compelled to disclose any Confidential Information to any tribunal or else stand liable for contempt, Augusta may disclose the Confidential Information to the tribunal; provided, however, that Augusta uses its reasonable efforts to obtain, at the request and expense of Buyer, an order or other assurance that confidential treatment will be accorded to such portion of the Confidential Information required to be disclosed as Buyer shall designate. The foregoing provisions shall not apply to any Confidential Information which is generally available to the public or comes into Augusta's possession not in violation of this Agreement prior to the time of disclosure.

     (e) Covenant Not to Compete. For a period of two years from and after the Closing Date, Augusta will not, and will use its reasonable best efforts to cause its directors and key managerial employees not to, engage directly or indirectly in any business that Korona conducts prior to the Closing Date in any geographic area in which Korona conducts that business prior to the Closing Date; provided, however, that ownership of less than 5% of the outstanding stock of any publicly traded corporation shall not be deemed to be engaged in such businesses. If the final judgment of a court of competent jurisdiction declares that any term or provision of this ss.6(e) is invalid or unenforceable, the Parties agree that the court making the determination of invalidity or unenforceability shall have the power to reduce the scope, duration, or area of the term or provision, to delete specific words or phrases, or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be enforceable as so modified after the expiration of the time within which the judgment may be appealed.

     (f) Redemption of Shares. Buyer hereby covenants and agrees that if the Registration Statement of the Mandatory Registration (as such terms are defined in the Registration Rights Agreement) is not declared effective on or before January 31, 2002 (as provided for in more detail in the Registration Rights Agreement), Augusta may elect to return the Shares issued to it and receive a promissory note, in substantially the form attached as Exhibit C to the Reference Deed (the "Promissory Note"), in the full amount of the Stock Consideration and any additional Shares which may be received pursuant to ss.2; provided that Augusta makes this election on or before March 31, 2002. The Promissory Note shall bear interest at a rate of 8% per annum, and the principal amount will be payable in nine (9) monthly payments commencing on April 1, 2002.

     (g) Retention of Books and Records. Buyer will cause Korona to retain all books, records and other documents pertaining to Korona in existence on the Closing Date for at least five (5) years thereafter and to make the same available after the Closing Date for examination and copying by Augusta or its representatives, at Augusta's expense, upon reasonable notice. Buyer agrees that no such books, records or documents will be destroyed by Buyer or Korona without first advising Augusta in writing and providing to Augusta a reasonable opportunity (and in any event not less than 30 days) to obtain possession or make copies thereof at Augusta's expense.

     (h) Rule 144. Buyer will take all action reasonably necessary to enable Augusta to sell the Shares without registration under the Securities Act within the limitations of the exemptions provided by (i) Rule 144 under the Securities Act or (ii) any similar rule or regulation hereafter adopted by the U.S. Securities and Exchange Commission (the "SEC"), including without limiting the generality of the foregoing, filing on a timely basis all reports required to be filed with the SEC under the Securities Exchange Act, or if Buyer is not subject to Section 13 or 15(d) of the Securities Exchange Act, it will make publicly available information required by Section (c)(2) of Rule 144. Upon request of Augusta from time to time, Buyer will deliver to Augusta a written statement as to whether it has complied with such requirements.

     (i) Spin Off of RISO. After the Closing, Augusta shall purchase from Korona, and Buyer shall cause Korona to sell and transfer to Augusta, all of the capital stock of RISO (consisting of one share in the nominal amount of DEM 50,000 for the higher of (i) DEM 50,000 or (ii) the book value as reflected on the Closing Balance Sheet not later than June 30, 2001 (it being understood that Augusta and Korona will use its reasonable best efforts to consummate the purchase as soon as possible after the Closing).

     (j) Repayment of the Shareholder Loans. Buyer will cause Korona to repay the shareholder loans ("Gesellschafterdarlehen") granted by Augusta to Korona in the amount of DEM 2,300,000, plus accrued interest in the amount of DEM 11,425.14 (collectively, the "Principal Amount"), in eight
(8) monthly installments, beginning May 31, 2001. The outstanding Principal Amount shall bear interest at a rate of 6% per annum. The interest shall be paid with the last installment prior to or on December 31, 2001. Buyer irrevocably guarantees to Augusta as set out in the Guarantee attached to this deed the payment of the Principal Amount and the interest thereon by Korona. Augusta and Korona have entered into a loan agreement as set out in the "Darlehensvereinbarung und Garantieerklarung" attached to this deed.

     (k) Purchase of the Warehouse Property. Augusta will purchase from Korona, and Buyer will cause Korona to sell to Augusta, not later than June 30, 2001, (A) the real property with warehouse recorded in the land register of Moringen, Blatt 2947, Flur 48, Flurstucke 75/1 and 74/1, vacated and clear of any items, goods or machinery ("besenrein"), free and clear of the Special Lien and any other lien, easement or covenant, for a purchase price equal to (i) the book value at the date the purchase agreement for such property transfer is notarised (ii) minus the equal-installment depreciation in accordance with GAAP and past practice and (B) - if bought by Korona - the additional parcel which is anticipated to be bought by Korona in connection with the execution of the lease with UPS (to which Augusta consents) (located in Moringen, Flur 48, Flurstuck 76/11, 745 qm) for the purchase price equal to the proposed purchase price in the amount of approximately DM 50.000,00 to be paid by Korona. Augusta will assume all of Korona's obligation and liabilities related to such real property (including any lease related thereto) pursuant to a purchase agreement for real property on terms and conditions commonly used in Germany for the transfer of such real property and such other conditions as to which the parties shall reasonably agree; provided, however, that Korona shall not enter into new obligations (including without limitation any lease) without the prior written consent of Augusta. Korona will have the right to offset its payment obligations with respect to the repayment of shareholder loans under ss.6(j) if Augusta should not perform its obligation under this ss.6(k).

     (l) Corporate Filings . Buyer shall file with the respective
Commercial Registers ("Handelsregister") all necessary filings under applicable German law with respect to the transactions contemplated by this Agreement as soon as practicable after the Closing but in no event later than 5 days after the Closing.

7.   Conditions to Obligation to Close.

     (a) Conditions to Obligation of Buyer. The obligation of Buyer to consummate the transactions to be performed by it in connection with the Closing is subject to satisfaction of the following conditions prior or at the Closing:

          (i) the representations and warranties set forth inss.3(a) andss.4 above shall be true and correct in all material respects at and as of the Closing Date;

          (ii) Augusta shall have performed and complied with all of its covenants underss.5 in all material respects through the Closing;

          (iii) Korona shall have procured all of the material third-party consents specified inss.5(b) above;

          (iv) no action, suit or proceeding shall be pending at any court or quasi-judicial or administrative agency of any federal, state, local, or foreign jurisdiction which is reasonably likely to result in an unfavorable injunction, judgment, order, decree, ruling, or charge which would (A) prevent consummation of any of the material transactions contemplated by this Agreement, (B) cause any of the transactions contemplated by this Agreement to be rescinded following consummation, (C) affect adversely the right of Buyer to own Korona Shares and to control Korona, or (D) affect adversely the right of Korona to own its assets and to operate its business (and no such injunction, judgment, order decree, ruling, or charge shall be in effect);

          (v) Augusta shall have delivered to Buyer a certificate, dated as of the Closing Date, to the effect that each of the conditions specified above in ss.7(a)(i)-(iv) is satisfied in all material respects;

          (vi) Augusta shall have delivered written confirmation to Buyer that any and all consulting agreements it may have with Korona are terminated and no fees pursuant to those agreements are due and owing; and

          (vii) Buyer shall have obtained on terms and conditions reasonably satisfactory to it extensions or continuations of credit or bank facilities in the aggregate amount of DEM 11,000,000 as currently granted to Korona, provided, however, that Buyer shall have complied with ss.5(b) and ss.5(h);

     and Buyer may waive any condition specified in this ss.7(a) if it executes a writing so stating at or prior to the Closing.

     (b) Conditions to Obligation of Augusta. The obligation of Augusta to consummate the transactions to be performed by it in connection with the Closing is subject to satisfaction of the following conditions at or prior to the Closing:

          (i) the representations and warranties set forth inss.3(b) above shall be true and correct in all material respects at and as of the Closing Date;

          (ii) Buyer shall have performed and complied with all of its covenants underss.5 in all material respects through the Closing;

          (iii) no action, suit or proceeding shall be pending at any court or quasi-judicial or administrative agency of any federal, state, local, or foreign jurisdiction which is reasonably likely to result in an unfavorable injunction, judgment, order, decree, ruling, or charge which would (A) prevent consummation of any of the material transactions contemplated by this Agreement or (B) cause any of the transactions contemplated by this Agreement to be rescinded following consummation (and no such injunction, judgment, order decree, ruling, or charge shall be in effect);

          (iv) Buyer shall have delivered to Augusta a certificate, dated as of the Closing Date, to the effect that each of the conditions specified above in ss.7(b)(i)-(iii) is satisfied in all material respects;

          (v) all actions to be taken by Buyer in connection with consummation of the transactions contemplated hereby (including without limitation the execution of the Registration Rights Agreement) and all certificates, opinions, instruments, and other documents required to effect the transactions contemplated hereby will be reasonably satisfactory in form and substance to Augusta;

          (vi) Augusta and Korona shall have entered into a loan agreement (see attachment) and Buyer shall have guaranteed the repayment of the Principal Amount and the interest thereon under such loan agreement; and

          (vii) Augusta has been released from all obligations and liabilities arising out of or resulting from its guarantee in favor of Commerzbank, dated as of January 11, 2001, and has received a release satisfactory to Augusta in its sole and absolute discretion;

     and Augusta may waive any condition specified in this ss.7(b) if it executes a writing so stating at or prior to the Closing.

8.   Remedies for Breaches of This Agreement.

     (a) Survival of Representations and Warranties.

          (i) All of the representations and warranties of the Parties contained in this Agreement shall survive the Closing. Notwithstanding the foregoing, the representations and warranties contained in or made pursuant to this Agreement shall terminate on, and no claim or action with respect thereto may be brought after, the first anniversary of the Closing Date, provided, however, that the representations and warranties contained in ss.3(a)(i) and (ii), ss.3(b)(i), (ii) and (v), ss.4(a), ss.4(b), ss.4(k) and ss.4(y) shall continue in full force and effect forever thereafter (subject to any applicable statutes of limitations).

     (b) Indemnification Provisions for Benefit of Buyer.

          (i) Subject to clause (d) of this ss.8, if Augusta breaches any of its representations, warranties, and covenants (in the case of each representation and warranty (x) as made and given on the date of this Agreement or (y) as if made and given on the Closing Date exactly as written herein (including references to "the date hereof", "the date of this Agreement" or other particular dates)) contained herein (other than the representations and warranties in ss.3(a) above), and, if there is an applicable survival period pursuant to ss.8(a) above, provided that Buyer makes a written claim for indemnification against Augusta pursuant to ss.11(h) below within such survival period, then Augusta agrees to indemnify Buyer from and against the entirety of any Adverse Consequences Buyer may suffer through and after the date of the claim for indemnification (including any Adverse Consequences Buyer may suffer after the end of any applicable survival period) resulting from, arising out of, relating to, in the nature of, or caused by the breach.

          (ii) Subject to clause (d) of this ss.8, in the event Augusta breaches (or in the event any third party alleges facts that, if true, would mean Augusta has breached) any of its representations and warranties (in the case of each representation and warranty (x) as made and given on the date of this Agreement or (y) as if made and given on the Closing Date exactly as written herein (including references to "the date hereof", "the date of this Agreement" or other particular dates)) in ss.3(a) above, and, if there is an applicable survival period pursuant to ss.8(a) above, provided that Buyer or Newco makes a written claim for indemnification against Augusta pursuant to ss.11(h) below within such survival period, then Augusta agrees to indemnify Buyer from and against the entirety of any Adverse Consequences Buyer or Newco may suffer through and after the date of the claim for indemnification (including any Adverse Consequences Buyer or Newco may suffer after the end of any applicable survival period) resulting from, arising out of, relating to, in the nature of, or caused by the breach.

     (c) Indemnification Provisions for Benefit of Augusta. Subject to clause (d) of this ss.8, in the event Buyer or Newco breaches (or in the event any third party alleges facts that, if true, would mean Buyer or Newco has breached) any of its representations, warranties, and covenants contained herein, and, if there is an applicable survival period pursuant to ss.8(a) above, provided that Augusta makes a written claim for indemnification against Buyer pursuant to ss.11(h) below within such survival period, then Buyer agrees to indemnify Augusta from and against the entirety of any Adverse Consequences Augusta may suffer through and after the date of the claim for indemnification (including any Adverse Consequences Augusta may suffer after the end of any applicable survival period) resulting from, arising out of, relating to, in the nature of, or caused by the breach.

     (d) Limitation of Indemnification. Notwithstanding anything to the contrary in this Agreement:

          (i) the aggregate liability of Augusta pursuant toss.8(b) will not exceed the Purchase Price;

          (ii) no Indemnified Party (as defined below) will be entitled to recover indirect, special, consequential or punitive damages (other than expenses and fees of counsel to which it is entitled to indemnification pursuant to ss.8(b) or ss.8(c), as the case may be) pursuant to ss.8(b) or ss.8(c);

          (iii) Augusta shall not be liable, and shall not be required to indemnify Buyer, for any Adverse Consequence pursuant to ss.8(b) until the aggregate amount of all Adverse Consequences which are otherwise recoverable hereunder by Buyer or Newco exceeds $50,000, after which Augusta will be responsible pursuant to ss.8(b) only for amounts in excess of such threshold;

          (iv) Augusta shall not have any Liability pursuant to ss.8(b) to the extent the Adverse Consequences arise as a result of the operation of the business or assets of Korona after the Closing Date or any action taken or omitted to be taken by Buyer or any of its Affiliates;

          (v) Buyer shall not be liable, and shall not be required to indemnify Augusta, for any Adverse Consequence pursuant to ss.8(c) until the aggregate amount of all Adverse Consequences which are otherwise recoverable hereunder by Augusta exceeds $50,000, after which Buyer will be responsible pursuant to ss.8(c) only for amounts in excess of such threshold; and

          (vi) Each of Buyer and Augusta agrees that, unless the other party shall otherwise direct in writing, it will (and cause its Affiliates to) use commercially reasonable efforts to recover amounts under insurance policies to the extent such recoveries would reduce amounts required to be paid by the other Party pursuant to ss.8(c) or ss.8(b), as the case may be.

     (e) Matters Involving Third Parties.

          (i) If any third party shall notify any Party (the "Indemnified Party") with respect to any matter (a "Third Party Claim") which may give rise to a claim for indemnification against the other Party (the "Indemnifying Party") under this ss.8, then the Indemnified Party shall promptly notify the Indemnifying Party thereof in writing; provided, however, that no delay on the part of the Indemnified Party in notifying any Indemnifying Party shall relieve the Indemnifying Party from any obligation hereunder unless (and then solely to the extent) the Indemnifying Party thereby is prejudiced.

          (ii) Any Indemnifying Party will have the right to defend the Indemnified Party against the Third Party Claim with counsel of its choice satisfactory to the Indemnified Party so long as (A) the Indemnifying Party notifies the Indemnified Party in writing within 15 days after the Indemnified Party has given notice of the Third Party Claim that the Indemnifying Party will indemnify the Indemnified Party from and against the entirety of any Adverse Consequences the Indemnified Party may suffer resulting from, arising out of, relating to, in the nature of, or caused by, the Third Party Claim, (B) the Indemnifying Party provides the Indemnified Party with evidence acceptable to the Indemnified Party that the Indemnifying Party will have the financial resources to defend against the Third Party Claim and fulfill its indemnification obligations hereunder, (C) the Third Party Claim involves only money damages and does not seek an injunction or other equitable relief, (D) settlement of, or an adverse judgment with respect to, the Third Party Claim does not (1) impose an injunctive or other equitable relief against the Indemnified Party or
     (2) establish a precedential custom or practice materially adverse to the continuing business interests of the Indemnified Party, and (E) the Indemnifying Party conducts the defense of the Third Party Claim actively and diligently.

          (iii) So long as the Indemnifying Party is conducting the defense of the Third Party Claim in accordance with ss.8(e)(ii) above, (A) the Indemnified Party may retain separate co-counsel at its sole cost and expense and participate in the defense of the Third Party Claim, (B) the Indemnified Party will not consent to the entry of any judgment or enter into any settlement with respect to the Third Party Claim without the prior written consent of the Indemnifying Party (not to be unreasonably withheld), and (C) the Indemnifying Party will not consent to the entry of any judgment or enter into any settlement with respect to the Third Party Claim without the prior written consent of the Indemnified Party (not to be unreasonably withheld).

          (iv) In the event any of the conditions in ss.8(e)(ii) above is or becomes unsatisfied, however, (A) the Indemnified Party may defend against, and consent to the entry of any judgment or enter into any settlement with respect to, the Third Party Claim in any manner it may deem appropriate (and the Indemnified Party need not consult with, or obtain any consent from, the Indemnifying Party in connection therewith), (B) the Indemnifying Party will reimburse the Indemnified Party promptly and periodically for the costs of defending against the Third Party Claim (including reasonable attorneys' fees and expenses), and (C) the Indemnifying Party will remain responsible for any Adverse Consequences the Indemnified Party may suffer resulting from, arising out of, relating to, in the nature of, or caused by the Third Party Claim to the fullest extent provided in this ss.8.

     (f) Determination of Adverse Consequences. The Parties shall take into account the time cost of money (using the Applicable Rate as the discount rate) in determining Adverse Consequences for purposes of this ss.8. All indemnification payments under this ss.8 shall be deemed adjustments to the Purchase Price.

     (g) Other Indemnification Provisions. The rights of the Parties under ss.8(b) and ss.8(c) will be the exclusive remedy of the Parties with respect to breaches of representations, warranties, covenants or agreements contained in or made pursuant to this Agreement. Augusta hereby agrees that it will not make any claim for indemnification against Korona or the General Partner solely by reason of the fact that it was a shareholder of any such entity or was serving at the request of any such entity as a partner, trustee, or agent of another entity (whether such claim is for judgments, damages, penalties, fines, costs, amounts paid in settlement, losses, expenses, or otherwise and whether such claim is pursuant to any statute, charter document, bylaw, agreement, or otherwise) with respect to any action, suit, proceeding, complaint, claim, or demand brought by Buyer against Augusta (whether such action, suit, proceeding, complaint, claim, or demand is pursuant to this Agreement, applicable law, or otherwise).

9. Tax Matters. The following provisions shall govern the allocation of responsibility as between Buyer and Augusta for certain tax matters following the Closing Date:

     (a) Tax Periods Ending on or Before the Effective Date. Augusta shall prepare or cause to be prepared and file or cause to be filed all Tax Returns for Korona for all periods ending on or prior to the Effective Date which are filed after the Effective Date. Augusta shall permit Buyer to review and comment on each such Tax Return described in the preceding sentence prior to filing. Augusta shall reimburse Buyer for Taxes owed by Korona with respect to such periods within fifteen (15) days after payment by Buyer or Korona of such Taxes to the extent such Taxes are not reflected in the reserve for Tax Liability (rather than any reserve for deferred Taxes established to reflect timing differences between book and Tax income) shown on the face of the Closing Balance Sheet. In the case that the reserve for Tax Liability will be released an exceeding amount, which has not to cover Tax Liability shall be paid back to Augusta. In the case of any tax refund with respect to a period before the Effective Date, Augusta shall be refunded insofar as an asset is not reflected in the relevant Financial Statements.

     (b) Tax Periods Beginning Before and Ending After the Effective Date. Buyer shall prepare or cause to be prepared and file or cause to be filed any Tax Returns of Korona for Tax periods which begin before the Closing Date and end after the Closing Date. Augusta shall pay to Buyer within fifteen (15) days after the date on which Taxes are paid with respect to such periods an amount equal to the portion of such Taxes which relates to the portion of such Taxable period ending on the Closing Date to the extent such Taxes are not reflected in the reserve for Tax Liability (rather than any reserve for deferred Taxes established to reflect timing differences between book and Tax income) shown on the face of the Closing Balance Sheet. For purposes of this Section, in the case of any Taxes that are imposed on a periodic basis and are payable for a Taxable period that includes (but does not end on) the Closing Date, the portion of such Tax which relates to the portion of such Taxable period ending on the Closing Date shall (x) in the case of any Taxes other than Taxes based upon or related to income or receipts, be deemed to be the amount of such Tax for the entire Taxable period multiplied by a fraction the numerator of which is the number of days in the Taxable period ending on the Closing Date and the denominator of which is the number of days in the entire Taxable period, and (y) in the case of any Tax based upon or related to income or receipts be deemed equal to the amount which would be payable if the relevant Taxable period ended on the Closing Date. Any credits relating to a Taxable period that begins before and ends after the Closing Date shall be taken into account as though the relevant Taxable period ended on the Closing Date. All determinations necessary to give effect to the foregoing allocations shall be made in a manner consistent with prior practice of Korona. Not only positive income but also a loss of Korona shall be allocated to Augusta and Buyer based upon the period before and after the Closing.

     In addition to the aforementioned paragraph, with respect to the fiscal year 2001, however, the following procedure is agreed: Buyer shall prepare or cause to prepare and file or cause to be filed any Tax return of Korona and the General Partner. Korona - for taxable reasons - shall be caused to prepare a Balance Sheet on the Effective Date ("steuerliche Zwischenbilanz"), including the relevant special purpose balances which have been and are used in the Limited Partnership (including "Erganzungsbilanz" and "Sonderbilanz"). These Balances shall derive from the Closing Balance Sheet as set up under this Agreement. The same procedure is for the General Partner. The Taxes to be paid shall be reflected as Tax Liability or as Tax Reserve in the relevant Balance Sheet ("steuerliche Zwischenbilanz"). If, under any final due governmental tax assessment (,,Veranlagung") the Tax Liabilities or Tax Reserves reflected in the relevant Balance Sheet ("steuerliche Zwischenbilanz") amount to less than the Tax Liability to be effectively to be paid, Augusta shall indemnify Buyer to that specific amount. If the Tax Liability to be effectively to be paid is lower than the Tax Liabilities or Tax Reserves reflected in the relevant Balance Sheet ("steuerliche Zwischenbilanz"), Buyer will indemnify Augusta to the amount. Tax Returns in 2001 shall be based on the relevant Balance Sheet ("steuerliche Zwischenbilanz"). To any Tax Return to be filed with respect to the fiscal year 2001, Buyer shall permit Augusta to review and comment on each such Tax Return described in this section prior to filing.

     (c) Cooperation on Tax Matters.

          (i) Buyer and Augusta shall cooperate fully, as and to the extent reasonably requested by the other party, in connection with the filing of Tax Returns pursuant to this ss.9 and any audit, litigation or other proceeding with respect to Taxes. Such cooperation shall include the retention and (upon the other party's request) the provision of records and information which are reasonably relevant to any such audit, litigation or other proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. Korona and Augusta agree (A) to retain all books and records with respect to Tax matters pertinent to Korona relating to any taxable period beginning before the Closing Date until the expiration of the statute of limitations (and, to the extent notified by Buyer or Augusta, any extensions thereof) of the respective taxable periods, and to abide by all record retention agreements entered into with any taxing authority, and (B) to give the other party reasonable written notice prior to transferring, destroying or discarding any such books and records and, if the other party so requests, Korona or Augusta, as the case may be, shall allow the other party to take possession of such books and records.

          (ii) Buyer and Augusta further agree, upon request, to use their best efforts to obtain any certificate or other document from any governmental authority or any other Person as may be necessary to mitigate, reduce or eliminate any Tax that could be imposed (including, but not limited to, with respect to the transactions contemplated hereby).

          (iii) Buyer and Augusta further agree, upon request, to provide the other Party with all information that either Party may be required to report pursuant to applicable tax provisions in Germany, Hong Kong, the U.S., or the British Virgin Islands. Augusta and, if Augusta so elects, its designated independent auditors shall be entitled in its discretion to undertake or promote any tax audit by the tax authorities ("Betriebsprufung"), and any filing, procedure or action relating thereto, and to avert or defend against any claim, assessment, procedure or actions by the tax authorities, until the assessment period comprising the Closing Date, for which a tax audit may be carried out by the tax authorities, expires.

          (iv) It is agreed, that if the amount of trade taxes and VAT ("Gewerbe- und Umsatzsteuer") reflected by reserves in the Closing Balance Sheet exceed the respective amount of trade taxes or VAT being payable by Augusta according to these provisions, it shall be refunded to Augusta or shall be used for payment of trade taxes of prior years for the period for which Augusta is responsible for the payment of these taxes according to the provisions of this Section (c).

     (d) Tax Sharing Agreements. All tax sharing agreements or similar agreements between Augusta, or any of its Subsidiaries, as the case may be, and Korona shall be terminated as of the Closing Date and, after the Closing Date, Korona shall not be bound thereby or have any liability thereunder. Augusta shall be entitled to terminate the integrated inter-company relation (,,gewerbesteuerliche Organschaft") between itself and the General Partner and / or RISO on the Effective Date or at its sole discretion before December 31, 2000.

     (e) Certain Taxes. Buyer shall bear all transfer, documentary, sales, use, stamp, registration, and such other Taxes (excluding trade tax or "Gewerbesteuer") and fees (including any penalties and interest) incurred in connection with this Agreement and shall pay, to the extent permitted by applicable law, when due all such transfer, documentary, sales, use, stamp, registration and other Taxes and fees.

10.  Termination.

     (a) Termination of Agreement. The Parties may terminate this Agreement as provided below:

          (i) The Parties may terminate this Agreement by mutual written consent at any time prior to the Closing;

          (ii) Either Party may terminate this Agreement, if any court, or other governmental or judicial authority, of competent jurisdiction has issued an injunction, restraining order or other decree of any nature that restrains, enjoins or otherwise prohibits in any material respect the consummation of the transactions contemplated hereby, and such injunction, restraining order or other decree has become final and non-appealable;

          (iii) Buyer may terminate this Agreement by giving written notice to Augusta at any time prior to the Closing (A) in the event Augusta has breached any material representation, warranty, or covenant contained in this Agreement in any material respect, Buyer has notified Augusta of the breach, and the breach has continued without cure for a period of 30 days after the notice of breach; or (B) if the Closing shall not have occurred on or before May 15, 2001, by reason of the failure of any condition precedent under ss.7(a) hereof (unless the failure results primarily from Buyer breaching any representation, warranty, or covenant contained in this Agreement); and

          (iv) Augusta may terminate this Agreement by giving written notice to Buyer at any time prior to the Closing (A) in the event Buyer has breached any material representation, warranty, or covenant contained in this Agreement in any material respect, Augusta has notified Buyer of the breach, and the breach has continued without cure for a period of 30 days after the notice of breach or (B) if the Closing shall not have occurred on or before May 15, 2001, by reason of the failure of any condition precedent under ss.7(b) hereof (unless the failure results primarily from Augusta breaching any representation, warranty, or covenant contained in this Agreement).

     (b) Effect of Termination. If this Agreement is terminated and the transactions contemplated hereby are abandoned as described in ss.10(a), this Agreement shall become null and void and of no further force and effect, except for the provisions of (i) ss.3(a)(iv), ss.3(b)(iv) and ss.4(d) relating to broker's fees, (ii) this Agreement relating to expenses (including ss.11(n)), (iii) this ss.10 and (iv) ss.11. Nothing in this ss.10(b) shall be deemed to release any Party hereto from any Liability for any breach, prior to termination of this Agreement, by such Party of its obligations or covenants under this Agreement.

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


11.  Miscellaneous.

     (a) Consulting Services. Upon the Closing and without any further action all management and consulting agreements between Augusta and Korona will terminate effective April 30, 2001.

     (b) Press Releases and Public Announcements. No Party shall issue any press release or make any public announcement relating to the subject matter of this Agreement prior to the Closing without the prior approval of the other Party; provided, however, that any Party may make any public disclosure it believes in good faith is required by applicable law or any listing or trading agreement concerning its publicly-traded securities (in which case the disclosing Party will use its best efforts to advise the other Party prior to making the disclosure).

     (c) No Third Party Beneficiaries. This Agreement shall not confer any rights or remedies upon any Person other than the Parties and their respective successors and permitted assigns.

     (d) Entire Agreement. This Agreement (including the documents referred to herein) constitutes the entire agreement among the Parties and supersedes any prior understandings, agreements, or representations by or among the Parties, written or oral, to the extent they related in any way to the subject matter hereof (including the Confidentiality Agreement dated as of February 15, 2001).

     (e) Succession and Assignment. This Agreement shall be binding upon and inure to the benefit of the Parties and their respective successors and permitted assigns. No Party may assign either this Agreement or any of its rights, interests, or obligations hereunder without the prior written approval of the other Party; provided, however, that Buyer may (i) assign any or all of its rights and interests hereunder to one or more of its Subsidiaries and (ii) designate one or more of its Subsidiaries to perform its obligations hereunder (in any and all of which cases Buyer nonetheless shall remain responsible for the performance of all of its obligations hereunder).

     (f) Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original but all of which together will constitute one and the same instrument.

     (g) Headings. The section headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.

     (h) Notices. All notices, requests, demands, claims, and other communications hereunder will be in writing. Any notice, request, demand, claim, or other communication hereunder shall be deemed duly given when received by the intended recipient at the address set forth below:

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


     If to Augusta:

     Herrn Udo Zimmer
     AUGUSTA Technologie AG
     Wilhelm-Leuschner-Strasse 9-11
     D-60329 Frankfurt am Main, Germany

     Copies to:

     Herrn RA
     Alexander Schmitz-Elsen
     Knauthe Paul Schmitt
     Eschersheimer Landstrasse 27
     60322 Frankfurt am Main, Germany

     Edward S. Davis, Esq.
     Hughes Hubbard & Reed LLP
     One Battery Park Plaza
     New York, NY 10004

     If to Buyer:

     Mr. Anthony So, President
     Bonso Electronics International Inc.
     Unit 1106-1110, 11/F., Star House, 3, Salisbury Road
     Tsimshatui Kowloon, Hong Kong

     Copies to:

     Henry F. Schlueter, Esq.
     Schlueter & Associates, P.C.
     1050 Seventeenth Street, Suite 1700
     Denver, Colorado 80265

     Herrn RA
     Friedhold Andreas
     PricewaterhouseCoopersVeltins
     Rechtsanwaltsgesellschaft mbH
     Im Trutz Frankfurt 55
     60322 Frankfurt am Main, Germany

Any notice, request, demand, claim, or other communication hereunder may be sent to the intended recipient at the address set forth above using any other means (including personal delivery, expedited courier, messenger service, telecopy, telex, ordinary mail, or electronic mail), but no such notice, request, demand, claim, or other communication shall be deemed to have been duly given unless and until it actually is received by the intended recipient. Any Party may change the address to which notices, requests, demands, claims, and other communications hereunder are to be delivered by giving the other Parties notice in the manner herein set forth.

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


     (i) Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New York, U.S.A. without regard to the conflict of law principals thereof, provided, however, that the transfer of the shares of Korona, the General Partner and Buyer and the real property shall be governed by and construed in accordance with the respectively applicable lex rei sitae.

     (j) Dispute Resolution; Arbitration.

          (i) All claims for specific performance of one or more provisions of this Agreement prior to the Closing, including all such claims with respect to the obligations hereunder to consummate the Closing, shall be resolved exclusively by litigation before a court of competent jurisdiction located in New York. The Parties hereby irrevocably (A) submit to the exclusive jurisdiction of any of such court in any action or proceedings relating to the aforementioned claims, (B) submit to the jurisdiction of any court, located in any jurisdiction in which such Party has contacts or assets sufficient to sustain jurisdiction, in any action or proceeding relating to the enforcement of any arbitral award or judgment pursuant to ss.11(j)(ii), and (C) waive the defenses of lack of personal jurisdiction, sovereign immunity, improper venue, and inconvenient forum in any action or proceeding as set forth in this ss.11(j).

          (ii) Except for (A) the claims covered by ss.ss.11(j)(i) of this Agreement, and (B) disputes covered by ss.2(e) of this Agreement, all disputes or claims arising out of or in connection with this Agreement or the certificates, instruments and document delivered at the Closing (the "Ancillary Documents") shall be finally settled by arbitration under the Rules of Arbitration of the International Chamber of Commerce (the "ICC Rules"). The place of arbitration shall be New York. The number of arbitrators shall be three (3), and the arbitrators shall be appointed in accordance with the ICC Rules and this Agreement. The two party-appointed arbitrators shall agree on a third arbitrator, who shall serve as chairman of the arbitral tribunal, within twenty (20) days after appointment of the second party-appointed arbitrator, failing which the third arbitrator shall be appointed by the ICC International Court of Arbitration. The language to be used in the arbitral proceedings shall be English. Any award of the arbitral tribunal shall be made in writing, shall be final and binding on the parties and may be entered in any court of competent jurisdiction. The Parties hereby waive any right to appeal insofar as such waiver can validly be made. Each of the Parties agree that arbitration under this ss.11(j)(ii) is the exclusive method for resolving any of the disputes defined in this ss.11(j)(ii), and that no Party shall commence any action or proceeding in any court with respect to any such dispute, except to (1) enforce this ss.11(j)(ii),
     (2) obtain provisional judicial assistance in aid of arbitration under this ss.11(j)(ii), or (3) file a petition to enforce or set aside an arbitral award made in accordance with this ss.11(j)(ii).

     (k) English Language. The English language version of any documents furnished by one Party to the other and the English language version of this Agreement and the related schedules and exhibits shall control in the event of any conflict between the English language version and non-English language version of any such documents. With respect to documents furnished by one Party to the other, such as balance sheets, tax declarations and tax assessments, Commercial Register files and the like ("Official Documents"), that the language of origin shall govern in the event of a conflict between the English language version and non-English versions of any such Official Documents.

     (l) Amendments and Waivers. No amendment of any provision of this Agreement shall be valid unless the same shall be in writing and signed by the Parties. No waiver by any Party of any default, misrepresentation, or breach of warranty or covenant hereunder, whether intentional or not, shall be deemed to extend to any prior or subsequent default, misrepresentation, or breach of warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent such occurrence.

     (m) Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction.

     (n) Expenses. Each of the Parties, Korona, and its Subsidiaries will bear its own costs and expenses (including legal fees and expenses) incurred in connection with this Agreement and the transactions contemplated hereby. Augusta agrees that Korona has not borne or will bear any of Augusta' costs and expenses (including any of it's legal fees and expenses) in connection with this Agreement or any of the transactions contemplated hereby. The Parties agree to share the costs of the German Notary for notarizing this Agreement as follows: Buyer will pay the fees and costs up to the amount of DEM 30,000.00. Augusta will pay any fees and costs exceeding the first DEM 30,000.00 up to an amount of DEM 60,000.00. Any fees and costs in excess of DEM 60,000.00 will be split equally between Augusta and Buyer.

     (o) Construction. The Parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties and no presumption or burden of proof shall arise favoring or disfavoring a Party by virtue of the authorship of any of the provisions of this Agreement. Any reference to any federal, state, local, or foreign statute or law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise. The word "including" shall mean including without limitation. The Parties intend that each representation, warranty, and covenant contained herein shall have independent significance. If a Party has breached any representation, warranty, or covenant contained herein in any respect, the fact that there exists another representation, warranty, or covenant relating to the same subject matter (regardless of the relative levels of specificity) which the Party has not breached shall not detract from or mitigate the fact that the Party is in breach of the first representation, warranty, or covenant.

12.  Advice and cautioning by the notary deputy

1. The notary deputy advised the parties that this document must be presented to the local tax office under ss.54 EStDV (German income tax execution regulations).

2. The notary deputy advised the parties that since the agreement is subject to the laws of the state of New York, he is neither in a position to give advice on or to examine the legal validity of the provisions contained in the agreement, nor can the notary deputy advice on the foreign law applicable to the transfer of the Buyer's shares to Augusta.

3. The notary deputy advised the parties that the execution of this agreement, in particular the transfer of the shares of Korona Haushaltswaren GmbH and the transfer of the real property, will need to be notarised according to German law.

4. The notary deputy cautioned the parties that he has not given and is not in a position to give tax advice in respect to the above read agreement. The parties declared that they have sought separate advice on tax issues involved therein.

5. The notary deputy cautioned the parties that the transfer of the Kommanditanteil will need the approval of the shareholders of Korona Haushaltswaren GmbH & Co KG.


The above text and the both attachments were read out to the appeared persons who consented to its content. The attachment "Darlehensvereinbarung und Garantieerklarung" which is kept in German was translated by the notary deputy to the person appearing and 2.). The translation of the document is attached to this deed. The document was personally signed by them and the notary deputy as follows:


                                        gez.: Udo Zimmer
                                        gez.: Kit Teng Pang
                       L.S.             gez.: Stefan Reinhart, Notarvertreter



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